UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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THE AES CORPORATION

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2025 Proxy statement

aes
aes

Accelerating the future of energy, together.

aes

Our Values

At our core, we believe in safety first, working all together with the highest standards. Our values serve as the compass that guides our actions, decisions, and interactions with our Stockholders. They are the bedrock of our organization, shaping our culture, driving our success, and ensuring that we remain true to our mission and vision.

Safety first

Highest standards

All together

March 19, 2025

Dear Fellow Stockholder:

It is my pleasure to invite you to participate in The AES Corporation (the “Company”) 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will be conducted virtually via live webcast on Friday, May 9, 2025, starting at 10:00 a.m. EDT. Stockholders will be able to listen, vote and submit questions from any location with internet connectivity. Additional information on how to attend and participate in the Annual Meeting can be found in the accompanying Proxy Statement.

The agenda items for the Annual Meeting are: (i) election of directors, (ii) approval, on an advisory basis, of the Company’s executive compensation, (iii) ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2025, (iv) approval of The AES Corporation 2025 Equity and Incentive Compensation Plan, and (v) if properly presented, to vote on a non-binding stockholder proposal to amend the Company policy on recoupment of incentive pay. These proposals are described in more detail in the following Notice of 2025 Annual Meeting of Stockholders and Proxy Statement.

We are proud of the execution of our strategic priorities. We continued to develop our leading position as a renewable energy provider to data center companies, particularly in the U.S., and to large mining companies outside the U.S. We signed or were awarded 6.8 GW of new contracts, including 4.4 GW of renewables and energy storage under long-term Power Purchase Agreements. Further, we completed the construction or acquisition of 3.7 GW, bringing our backlog to nearly 12 GW. At the same time, we have embarked on the most ambitious investment growth in the history of our U.S. utilities, which is expected to improve the reliability and quality of service for our customers, while maintaining some of the lowest rates in both states. Finally, we retired 481 MW of coal generation in Chile and the United States, for a total of 13.4 GW of coal exits announced or closed since 2017.

As further described in the Board and Committee Governance section of the accompanying Proxy Statement, we continue to review and improve our governance practices.

Your Vote is important. Stockholder attendance at our Annual Meetings helps maintain communications between the Company and our Stockholders and improves Stockholders’ understanding of our business and culture. We hope you will be able to join us. Whether or not you plan on attending the Annual Meeting, you can confirm that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone, or by returning your Proxy Card or voting instruction card. Additional information on how to vote can be found in the Proxy Statement Summary.

Sincerely,

John B. Morse, Jr. Chairman and Lead Independent Director

2025 Proxy Statement | 1

Notice of 2025 Annual Meeting of Stockholders

Date & Time	Location
10:00 a.m. EDT May 9, 2025	meetnow.global/MRPYKUS

Record Date
Stockholders of record at the close of business on March 10, 2025 are entitled to notice of, and to vote at, The AES Corporation (the “Company” or “AES”) 2025 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of business
1.Election of directors;
2.Approval, on an advisory basis, of the Company’s executive compensation;
3.Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2025;
4.Approval of The AES Corporation 2025 Equity and Incentive Compensation Plan;
5.If properly presented, to vote on a non-binding stockholder proposal to amend the Company policy on recoupment of incentive pay; and
6.To transact such other business as may properly come before the Annual Meeting.

Proxy Voting
Your vote is important. Please vote your shares promptly to confirm the presence of a quorum during the Annual Meeting. You may vote your shares via the internet, by telephone, or by signing, dating, and returning your Proxy Card or voting instruction card. For specific voting instructions, please refer to the information provided in the following Proxy Statement or the voting instructions you receive via the internet or mail.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 9, 2025: the Proxy Statement, Annual Report on Form 10-K and related proxy materials are available free of charge at www.envisionreports.com/aes.

By Order of the Board of Directors,

Paul L. Freedman
Executive Vice President, General Counsel and Corporate Secretary
March 19, 2025

2025 Proxy Statement | 2

PROXY STATEMENT

The AES Corporation
4300 Wilson Blvd.
Arlington, VA 22203, USA
www.aes.com

March 19, 2025

The Board of Directors (the “Board”) of the Company is soliciting proxies to be voted on the Stockholders’ behalf at the Annual Meeting.
The Annual Meeting will commence at 10:00 a.m. EDT on Friday, May 9, 2025. The Annual Meeting will be held virtually via live webcast and Stockholders of record as of March 10, 2025 may attend and participate in the Annual Meeting at meetnow.global/MRPYKUS.
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your Proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting such materials included in the Notice.
This Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “AES Form 10-K”) and related proxy materials are first being made available to Stockholders on March 19, 2025. These materials are available at www.envisionreports.com/aes for registered holders of AES stock and at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, each of these websites provides complete anonymity with respect to a Stockholder accessing the websites.
At the close of business on March 10, 2025, the record date, there were 711,900,547 shares of common stock outstanding. Each share of common stock is entitled to one vote.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this Proxy Statement we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “strategy”, “future”, “opportunity”, “plan,” “strive,” “seek,” “aim,” “work towards” and similar words. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot assure you that they will prove to be correct.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Some of those factors (in addition to others described elsewhere in this report and in subsequent securities filings) include:

•the economic climate, particularly the state of the economy in the areas in which we operate, which impacts demand for electricity in many of our key markets, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed in the AES Form 10-K;
•changes in the price of electricity at which our generation businesses sell into the wholesale market and our utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;
•changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;
•changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;
•changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;
•our ability to fulfill our obligations, manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our revolving credit facilities and other existing financing obligations;
•our ability to receive funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise;
•changes in our or any of our subsidiaries' corporate credit ratings or the ratings of our or any of our subsidiaries' debt securities or preferred stock, and changes in the rating agencies' ratings criteria;
•our ability to purchase and sell assets at attractive prices and on other attractive terms;
•our ability to compete in markets where we do business;
•our ability to operate power generation, distribution and transmission facilities, including managing availability, outages and equipment failures;
•our ability to manage our operational and maintenance costs and the performance and reliability of our generating plants, including our ability to reduce unscheduled down times;
•our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flow, such as Power Purchase Agreements “PPAs”, fuel supply, and other agreements and to manage counterparty credit risks in these agreements;
•variations in weather, especially mild winters and cooler summers in the areas in which we operate, the occurrence of difficult hydrological conditions for our hydropower plants, as well as hurricanes and other storms and disasters, wildfires and low levels of wind or sunlight for our wind and solar facilities;
•pandemics, or the future outbreak of any other highly infectious or contagious disease;
•the performance of our contracts by our contract counterparties, including suppliers or customers;
•severe weather and natural disasters;
•our ability to manage global supply chain disruptions;
•our ability to raise sufficient capital to fund development projects or to successfully execute our development projects;
•the success of our initiatives in renewable energy projects and energy storage projects;
•the availability of government incentives or policies that support the development of renewable energy generation projects;
•our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters;
•our ability to keep up with advances in technology;
2025 Proxy Statement | 4

•changes in number of customers or in customer usage;
•the operations of our joint ventures and equity method investments that we do not control;
•our ability to achieve reasonable rate treatment in our utility businesses;
•changes in laws, rules and regulations affecting our international businesses, particularly in developing countries;
•changes in laws, rules and regulations affecting our utilities businesses, including, but not limited to, regulations which may affect competition, the ability to recover net utility assets and other potential stranded costs by our utilities;
•changes in law resulting from new local, state, federal or international energy legislation and changes in political or regulatory oversight or incentives affecting our wind business and solar projects, our other renewables projects and our initiatives in Greenhouse Gas reductions and energy storage, including government policies or tax incentives;
•changes in environmental laws, including requirements for reduced emissions, Greenhouse Gas legislation, regulation, and/or treaties and Coal Combustion Residuals, which includes bottom ash, fly ash and air pollution control wastes generated at coal-fired generation plant sites, regulation and remediation;
•changes in tax laws, including U.S. tax reform, and challenges to our tax positions;
•the effects of litigation and government and regulatory investigations;
•the performance of our acquisitions;
•our ability to maintain adequate insurance;
•decreases in the value of pension plan assets, increases in pension plan expenses, and our ability to fund defined benefit pension and other postretirement plans at our subsidiaries;
•losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;
•changes in accounting standards, corporate governance and securities law requirements;
•our ability to maintain effective internal control over financial reporting;
•our ability to remediate the material weakness described in Item 9A in the AES Form 10-K;
•our ability to attract and retain talented directors, management and other personnel;
•cyber-attacks and information security breaches; and
•data privacy.

These factors, in addition to others described elsewhere in the AES Form 10-K, including those described under Item 1A.—Risk Factors therein and in subsequent securities filings, should not be construed as a comprehensive listing of factors that could cause results to vary from our forward-looking information.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

2025 Proxy Statement | 5

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement and the AES Form 10-K before you vote.
MEETING INFORMATION

2025 Annual Meeting of Stockholders

Date and Time:
Your Vote is Important!
You may vote online before the Annual Meeting by submitting a proxy over the internet or by telephone. If you requested a paper copy of the proxy materials, including a paper copy of the Proxy Card, you may vote by mail.

May 9, 2025, 10:00 a.m. EDT

Record Date:
March 10, 2025

Location:
meetnow.global/MRPYKUS

Online	By Phone	By Mail
Registered Holders: www.envisionreports.com/aes Beneficial Holders: www.edocumentview.com/aes Plan Holders: www.envisionreports.com/aes	Call the phone number located on your proxy materials	Complete, sign, date and return your Proxy Card or voting instruction card in the envelope provided

Voting Matters	Board of Directors’ Recommendations
1. Election of Directors	FOR each Director Nominee
2. Approval, on an Advisory Basis, of the Company’s Executive Compensation	FOR
3. Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2025	FOR
4. Approval of The AES Corporation 2025 Equity and Incentive Compensation Plan	FOR
5. If Properly Presented, to Vote on a Non-Binding Stockholder Proposal to Amend the Company Policy on Recoupment of Incentive Pay	AGAINST

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Corporate Governance
Our Corporate Governance Policies Reflect Best Practices

Annual Election of All Directors	96% Average Attendance of Directors at Board and Committee Meetings

Non-Executive, Independent Chair Since 2003	Financial Audit, Compensation and Governance Committee Members Are All Independent

Ten of Eleven Director Nominees Are Independent	Directors Are Subject to Rigorous Stock Ownership Requirements

Annual Board and Committee Self-Evaluations and Review of Director Qualifications	Director Compensation Reviewed Annually

Executive Sessions of Independent Directors	Directors Subject to Term Limits; Average Tenure of Director Nominees is 7.5 Years

Board Oversight of Cybersecurity Programs, Policies, and Practices	Governance Committee Oversight of Environmental and Safety Programs, Policies, and Practices

Compensation Committee Oversight of Human Capital Management Matters	Overboarding Policy: Non-Employee Directors may not Serve on More Than Four Public Boards and Executive Officers of Public Companies should not Serve on More Than Two Public Company Boards

Director Nominee Statistics. The following table describes some of the characteristics of our Director nominees. Further discussion on the qualifications and experience of Director nominees is included in the Director Characteristics and Succession Planning section of this Proxy Statement.

Average Age	Independence	Average Tenure	Gender Diversity	Racial/Ethnic Diversity
68 years	91%	7.5 years	45%	36%

2024 Stockholder Engagement Program

We place great value on Stockholder outreach, and engage regularly with our principal investors to gain insight into the governance issues about which they care most. We seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and aim to adopt corporate governance practices that are informed by, and generally are in line with, our Stockholders’ expectations. In 2024, we engaged with Stockholders to discuss topics, including, but not limited to, the development of our renewables business, our progress towards exiting coal generation, board refreshment, executive compensation and succession planning.

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Executive Compensation Highlights

Compensation Overview

Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data based on our revenue size and scope of operations. We design our incentive plans to pay for performance and our Named Executive Officers (“NEOs”) earned compensation depends on the Company performance.

CEO
91%
At-Risk Compensation
77%
Long-Term Equity-Based Incentives
14%
Performance-Based Annual Bonus
9%
Base Salary

Compensation Best Practices

AES’ Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to confirm pay-for-performance alignment. Our performance is evaluated against both short-term goals, which support AES’ business strategy, and long-term goals, which measure the creation of Stockholder value. Here are a few key highlights of our compensation practices:

Strong pay for performance alignment	Tie executives’ priorities with Stockholders’ interests	Clawback policy for executive officers

Rigorous performance goal setting	Director and executive stock ownership guidelines	Over 75% of executive compensation is at-risk pay

2024 Say-On-Pay Results

In 2024, AES received over 96% support for its NEO compensation based on the shares voted in favor of the 2024 Say on Pay proposal. In 2024, as in prior years, the Compensation Committee considered input from our Stockholders and other stakeholders as part of its annual review of AES’ executive compensation program.

Please see the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of our executive compensation programs.
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CORPORATE GOVERNANCE AT AES

Corporate Governance Practices

AES is committed to best practices in corporate governance. Highlights for our corporate governance practices are described below:

•Independent Board. Ten out of eleven Director nominees are independent.

•Separation of the Roles of Chief Executive Officer (“CEO”) and Chair of the Board. These roles are separate and our Chairman is an independent Director.

•Annual Elections of Directors by Majority Vote. All of our Directors are accountable to Stockholders through an annual election with a majority vote standard.

•No Supermajority Voting Provisions. Neither our Sixth Restated Certificate of Incorporation (“Charter”) or our Amended and Restated By-Laws (“By-Laws”) contain any supermajority voting provisions.

•Proxy Access. Stockholders may nominate Directors through proxy access.

•Stockholder Right to Call a Special Meeting. Stockholders holding 25% of the outstanding shares of the Company’s stock have the right to call special meetings of Stockholders.

•Stockholder Right to Act by Written Consent. Stockholders have the right to act by a written consent signed by Stockholders holding no less than the minimum number of votes necessary to authorize an action at a meeting.

•Rigorous Director Stock Ownership Requirements. Non-employee Directors are expected to hold equity ownership in the Company of at least five times the Director’s annual Board retainer within five years after election to the Board.

•Director Overboarding Policy. Non-employee Directors may not serve on more than four public boards of directors, including the Company’s Board, and members of the Financial Audit Committee (the “Audit Committee”) may not serve on more than three audit committees of public boards, including the Company’s Audit Committee. Directors who also serve as executive officers of publicly-traded companies should generally not serve on more than one public company board, in addition to their employer’s board. The Board takes into account the nature of and time involved in a Director’s service on other boards in evaluating the qualifications of each director. The Governance Committee also evaluates compliance with this policy at least annually as part of the Director nomination process. All of our current Board members are in compliance with the Company’s overboarding policy.

•Communication with the Board. Stockholders may communicate with any individual Director, any Board committee, or the full Board.

•Director Engagement. Directors attended an average of 96% of Board and committee meetings in 2024 (held during the period in which the director served).

•Annual Say on Pay Vote. Every year since 2012, AES has received over 94% support for its NEO compensation based on the shares voted on its Say on Pay proposal.

•Annual Board and Committee Self-Evaluations. Through this process, the Board annually reviews the qualifications, experiences, and contributions of its Directors to confirm that the Board comprises the right mix to achieve AES’ strategic goals.

•Limit on Director Tenure to Provide Fresh Board Perspectives. Under our Corporate Governance Guidelines, we expect that Directors will serve for at least four consecutive one-year terms but no more than
2025 Proxy Statement | 9

15 cumulative one-year terms. However, the Board may determine to waive the policy regarding fifteen one-year terms from time to time, if it determines that continued service is in the best interests of the Company. In nominating Directors for election at the Annual Meeting, the Board, upon the recommendation of the Governance Committee, and with Mr. Morse abstaining, determined to waive this retirement policy with respect to Mr. Morse. In making such determination, the Governance Committee and the Board considered, among other things, the following factors in respect of Mr. Morse:

◦His extensive knowledge of the Company as a longer-tenured director, which the Board views as invaluable as the Company executes on its business strategy and long-term goals, particularly in light of the changes in U.S. federal government policies and priorities following the 2024 election.
◦His excellent leadership skills, which help foster a constructive relationship among Directors and between the Board and management.
◦His outstanding contributions to the Board over the course of his tenure, such as in the areas of finance and investment, governance and corporate strategy and growth.
◦His public company accounting and financial expertise stemming from serving on a variety of boards and as a long-time chief financial officer of a public company and a partner with a leading auditing firm, which enable him to provide a unique set of insights that helps him guide the AES Board and provide critical oversight and guidance for management.

[Remainder of Page Intentionally Left Blank]
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Environmental and Social Highlights
AES has a wide range of initiatives that are designed to improve lives today and support a more sustainable future. We strive to promote positive impact through greener, smarter energy solutions. By working together with all our stakeholders, we aim to empower our people and businesses, improve long-term returns to our investors, and co-create innovative solutions for our customers, partners, and the communities in which we operate.

As of the date hereof, we have received multiple acknowledgments and recognitions for our environmental and social practices, some of which are highlighted below:

Great Place To Work®

Certified

NOV 2024-NOV 2025

USA

™

2025 Proxy Statement | 11

The Company has a number of environmental and social initiatives described in further detail below.

Environment
Environmental stewardship and leadership are key parts of our business and we aim to develop environmentally responsible energy solutions.

Environmental Policy and Practices
Our environmental policy sets the principles and foundation of our Environmental Management System (EMS), which sets environmental standards to identify, prioritize and manage environmental risks. Our EMS is consistent with the principles of the ISO 14001 Standard, that specifies the requirements for an environmental management system that an organization can use to enhance its environmental performance.

AES’ environmental policy seeks to:
Work towards a smarter, greener energy future and help our industry transition to low-carbon and zero-carbon sources of energy.
Take decisive, measurable actions to both transform our own generation portfolio and help others reduce their carbon emissions footprints by co-creating innovative energy solutions.
Incorporate our business principles and practices in our culture and in the daily management of our business.

Operate Responsibly
We are working toward lowering our greenhouse gas emissions (GHG) and accelerating a future with reduced GHG emissions by shifting our portfolio towards less carbon-intensive sources of generation with an emphasis on technologies like wind, solar, and battery storage. We have grown our renewables business significantly in recent years and, in 2024, we signed or were awarded 6.8 GW of new contracts, including 4.4 GW of renewables and energy storage under long-term PPAs. Further, we completed the construction or acquisition of 3.7 GW, bringing our backlog to nearly 12 GW. We are working toward developing new solutions that are expected to enable other sectors of the economy and our customers to reduce their GHG emissions.

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Social
We strive to develop strong, proactive and consistent relationships with all our stakeholders, including our people, customers, investors, communities, lenders, governments, partners, regulatory agencies and trade associations, among others. Engagement with our stakeholders is necessary for our operations, and to achieve our short and long-term strategic objectives. The success we have achieved would not be possible without the leadership, motivation, knowledge and skills that our people bring to work every day and the trust-based relationships formed with our stakeholders.

Safety and Health
Safety is our first value. Conducting safe operations is the cornerstone of our daily activities and decisions. To help keep our people safe, AES has established a Safety Management System (“SMS”) Global Safety Standard that applies to all AES employees, as well as contractors working in AES facilities and construction projects. The SMS requires continuous safety performance monitoring, risk assessment, and performance of periodic integrated environmental, health, and safety audits. The SMS provides a consistent framework for all AES operational businesses and construction projects to set expectations for risk identification and reduction, measure performance, and drive continuous improvements. AES calculates lost time incident (“LTI”) rates for our employees and contractors based on OSHA standards, based on 200,000 labor hours, which equates to 100 workers who work 40 hours per week and 50 weeks per year). In 2024, there was a 39% decrease in LTI cases. In 2024, AES’ LTI Rate was 0.094 for AES people, 0.069 for operational contractors, and 0.037 for construction contractors. In 2024, the Company did not have any work-related fatalities.

There is ownership and responsibility for safety at all levels across AES. We aim to put safety first and we measure our successes by how safely we achieve our goals, including by linking a portion of incentive compensation to our safety performance.

Communities Engagement
AES businesses directly engage with local communities and support programs that aim to make communities stronger economically, socially, and environmentally. Working together with our partners and various stakeholders, we tailor our impact programs to respond to the needs and resources of our communities, and deliver long-lasting benefits.

Strong partnerships allow us to work together to develop positive impact programs, lead a responsible energy transition, integrate innovative energy solutions, and create long-term benefits within communities. Partners include government community organizations, agencies, development agencies, municipalities, non-governmental organizations, customers, universities and technical institutions, business partners, and subcontractors. Our community programs and investments are focused on four pillars: access to energy and basic services, inclusive economic growth, environment and community resilience, and relief efforts. We also provide access to employee volunteer opportunities in the communities we serve.

Human Rights	We aim to conduct business with the highest level of integrity, ethics and compliance.
The AES Human Rights Policy formalizes our long-standing commitment to uphold and respect human rights.

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Talent Management
We have a comprehensive approach to managing our talent and our developing leaders to assist our people in possessing the right skills for today and tomorrow, whether that requires us to build new business models or leverage leading technologies. To empower our people, we provide a range of development programs and opportunities, skills, and resources they need to be successful by focusing on experience and exposure, learning through others, and formal programs. For example, our Global Energy4Talent Trainee Program provides early career professionals with experience and exposure throughout the company. Throughout the two-year program with rotations every six months, trainees are responsible for leading strategic projects developed with the help of an AES mentor and area leaders. This program is designed to encourage new and fresh perspectives that feed innovation while supporting the sharing of best practices across the organization.

Our Culture
At AES, we believe that our individual differences make us stronger. We live our value of All Together by encouraging people to share their unique experiences and viewpoints, which leads to better collaboration and innovative problem-solving in support of our mission and strategy.

All Together, we:
•Foster a culture of inclusivity where each person can thrive, and people work together to innovate and co-create solutions; and
•Build a stronger sense of community and partnership with all our stakeholders.

AES businesses in the following locations are currently certified as a “Great Place to Work” by the Great Place to Work Institute:
•Argentina
•Chile
•Colombia
•Dominican Republic
•El Salvador
•Mexico
•Panama
•Puerto Rico
•United States

In 2024, according to the Great Place to Work Institute, AES ranked eighteenth on the “Best Places to Work” ranking in Latin America; AES Chile, AES Dominicana and AES Servicios América (our shared business service center in Argentina) were ranked in the top five of the “Great Place to Work for Women” ranking; and AES Servicios América ranked second in the “Companies that Care” ranking and first in the “Great Place to Work for Young Talent” ranking.

[Remainder of Page Intentionally Left Blank]
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Related Person Policies and Procedures

Our Audit Committee has adopted, in writing, The AES Corporation Policy and Procedures With Respect to Related Person Transactions, which sets forth the procedures for the review, approval, ratification, and oversight of any transaction, arrangement or relationship (including indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which (i) the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and (ii) any Director or Executive Officer of the Company, any Director nominee, any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest (each, a “Related Person”), had, has, or will have, a direct or indirect material interest, except those transactions, arrangements or relationships that would not be required to be disclosed pursuant to SEC rules after considering the materiality thresholds and exceptions to disclosure set forth in Item 404 of Regulation S-K (a “Related Person Transaction”). Under this policy, prior to entering into, or amending, a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the General Counsel who will assess whether the transaction is a Related Person Transaction. If the General Counsel determines that the proposed transaction is a Related Person Transaction, the details of the transaction will be submitted to the Audit Committee for review and consideration. The Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•the benefits to the Company;
•the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;
•the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an executive officer, partner, or principal;
•the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;
•the terms of the Related Person Transaction;
•the terms available to unrelated third parties or to employees generally;
•any reputational risk the Related Person Transaction may pose to the Company; and
•any other relevant information.
In the event that the General Counsel, in consultation with the CEO, determines that it is not reasonable or practicable for the Company to wait until the next Audit Committee meeting to review a Related Person Transaction, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who will possess delegated authority to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of Related Person Transactions. Any approvals by such member between Audit Committee meetings must be reported to and ratified by the Audit Committee at the next Audit Committee meeting.

In addition, in the event that the Company becomes aware of a Related Person Transaction that has not been the subject of a reasonable prior review and approval or previous ratification under the policy, such transaction will be submitted to the Audit Committee or its delegate as promptly as practicable for consideration. The Audit Committee or its delegate will evaluate all options with respect to the transaction, including, but not limited to, ratification, amendment or termination of the transaction.

If a Related Person Transaction will be ongoing, the Audit Committee will be responsible for overseeing such Related Person Transaction and may establish guidelines for the Company’s management team to follow in its ongoing dealings with the Related Person. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing to evaluate their continued appropriateness.

There were no Related Person Transactions in 2024.

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Communications with the Board or its Committees
The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Company’s Office of the Corporate Secretary to the Board as a whole, to the independent Directors, to the Chairman, to individual Directors and/or to the following committees of the Board:

AES Board of Directors, Chair or Individual Directors:	Governance Committee:	Compensation Committee:
AESDirectors@aes.com	NomGovCommitteeChair@aes.com	CompCommitteeChair@aes.com

Financial Audit Committee:	Innovation and Technology Committee:
AuditCommitteeChair@aes.com	InnovationCommitteeChair@aes.com
A member of the Corporate Secretary’s Office will forward to the relevant party all communications that, in his or her judgment, are appropriate for consideration by such party. Examples of communications that would not be considered as appropriate for consideration by the full Board or individual Directors include commercial solicitations, requests for employment and matters not relevant to Stockholders, the functioning of the Board or the affairs of the Company.

Additional Governance Information
Our Corporate Governance Documents

Sixth Restated Certificate of Incorporation	Financial Audit Committee Charter

Amended and Restated By-Laws	Compensation Committee Charter

Corporate Governance Guidelines	Governance Committee Charter

Code of Conduct	Innovation and Technology Committee Charter

Our Corporate Governance Guidelines and Committee Charters have been adopted by the Board. These and our other Corporate Governance documents are available on the Company’s website (https://www.aes.com/investors/governance). Copies of the documents are available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203.

AES Code of Business Conduct

The Code of Conduct was adopted by the Board and governs the actions of Directors and everyone who works at AES, including employees of AES’ subsidiaries and affiliates. The Code of Conduct is available on the Company’s website (www.aes.com). A copy of the Code of Conduct is available in print without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA, 22203. If any amendments to, or waivers from, the Code of Conduct are made, we will disclose such amendments or waivers on our website (www.aes.com).

References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

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BOARD AND COMMITTEE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairperson of the Board (“Chair”) and CEO. The Chair of the Board is selected by a majority vote of the members of the Board. If the Chair is independent, he or she will also serve as Lead Independent Director. John B. Morse, Jr., an independent director, currently serves as Chairman and Lead Independent Director.

If the Chair is not independent, the Company’s independent Directors will designate one of the independent Directors on the Board who has served for at least one year to serve as the Lead Independent Director. The Lead Independent Director’s duties include calling meetings of the independent directors, approving information and meeting agendas sent to the Board, coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, being available for consultation and direct communication if requested by majority stockholders and facilitating communications among the other members of the Board. We believe this structure, coupled with independent Directors serving as Chairs of each of our Board Committees, provides strong leadership for our Board and independent risk oversight, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders.

Our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication between Directors and Management, the relationship between the CEO and the Chair, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

Director Independence

Our Board currently has ten independent members. We have four Board Committees, three of which comprise solely independent Directors, with a different independent Director serving as Chair of each such Committee.

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on the (i) Audit Committee, (ii) Compensation Committee, and (iii) Governance Committee pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee, the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the NYSE rules, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (directly, or as a partner, Stockholder, or officer of an organization that has a relationship with the Company). The Board makes independence determinations based on all relevant facts and circumstances when assessing the materiality of any relationship between the Company and a Director or a Director’s affiliation with other businesses or entities that have a relationship with the Company.

Our Board undertook an annual review of Director independence in February 2025, considering the criteria for independence set forth in the listing standards of the NYSE and any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or any member of their immediate family (or any entity of which a Director or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might influence the Director’s relationship with AES or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the Director, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that each of our current Directors (Messrs. Anderson, Bhandari, Monié, and Morse, Mses. Davidson, Koeppel, Laulis, Sebastian, and Shaughnessy, and Dr. Naím), other than Mr. Gluski, qualifies as independent under the NYSE rules. In addition, our Board had previously determined that Dr. Khanna, who served as a Director until April 2024, was independent under the NYSE rules. Mr. Gluski is not considered independent because of his employment with the Company. Our Board also determined that each member of our Audit Committee (Mses. Koeppel, and Shaughnessy, and Messrs. Anderson, and Bhandari) qualifies as independent under the independence standards for audit committee members under the Exchange Act.
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Director Attendance

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve, and Directors are encouraged to attend the Company’s annual meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting.

In 2024, our Board convened nine times and our Board Committees convened for the number of meetings specified in the chart below. Overall average attendance was 96% and no Director attended less than 75% of the aggregate of all meetings of the Board and the Committees on which such Director served (held during the period in which the Director served). Independent Directors met in executive session after seven meetings of the Board in 2024, with Mr. Morse presiding as Chairman and Lead Independent Director. Five Directors serving at the time of the 2024 Annual Meeting of Stockholders on April 25, 2024 attended such meeting.

Board Committees

In 2024, the Board maintained four standing Committees:

•Audit Committee
•Compensation Committee;
•Governance Committee; and
•Innovation and Technology Committee.
Each standing committee operates under a written charter that has been approved by the Board. Committee charters are available on our website. The table below shows the Directors who are currently members or chairs of each of the standing Board Committees and the number of meetings each committee held in 2024.

Director	Audit	Compensation	Governance	Innovation and Technology
Gerard M. Anderson(1)(2)	●		●	●
Inderpal S. Bhandari(2)	●			●
Janet G. Davidson		●	●	Chair
Andrés R. Gluski				●
Holly K. Koeppel(1)(2)	Chair		●	●
Julie M. Laulis		●		●
Alain Monié		Chair	●	●
John B. Morse, Jr.(3)
Moisés Naím		●	●	●
Teresa M. Sebastian		●	Chair	●
Maura Shaughnessy(1)(2)	●			●
Number of Meetings in 2024	8	7	6	5

(1) Designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC.
(2) Designated as “financially literate” as required by the NYSE rules.
(3) Chairman and Lead Independent Director, serves as an ex-officio member of each committee (with no voting authority as to such committees.)

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Financial Audit Committee. The primary functions of the Audit Committee are to assist the Board in the oversight of:

•the integrity of the financial statements and internal controls of the Company;
•the qualifications, independence and performance of the Company’s independent auditor;
•the performance of the Company’s internal audit function;
•compliance by the Company with legal and regulatory requirements; and
•the preparation of the audit committee report that SEC rules require to be included in the Company’s annual Proxy Statement.

All members of the Audit Committee are independent within the meaning of the SEC rules and under the listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mses. Koeppel and Shaughnessy, and Mr. Anderson are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member, as described under the Board of Directors - Biographies section of this Proxy Statement.

Compensation Committee. The primary functions of the Compensation Committee are to:

•oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans;
•annually review the CEO’s and other executive officers’ compensation;
•review annually and oversee matters related to human capital management, including, but not limited to, talent acquisition, development, and retention;
•review and approve succession planning for the Company; and
•produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

The Board determined that all Compensation Committee members are independent within the meaning of SEC rules and current listing standards of the NYSE. In addition, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

At the commencement of each year, our CEO assesses his prior performance as well as position-specific goals and objectives for the upcoming year. Our Compensation Committee reviews and assesses his performance against his stated goals and objectives. Based on our CEO’s performance, the Compensation Committee provides an evaluation, approves and recommends that the Board approves the CEO’s compensation.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. In the first quarter of the following year, the CEO performs an assessment of each NEO’s performance against his or her stated goals. The Compensation Committee reviews, and then recommends the Board approves, the compensation recommendations submitted by the CEO as to the other NEOs.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s executive compensation goals or could otherwise be improved. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees, other Board members and/or Officers such power and authority, as the Compensation Committee deems appropriate in accordance with the Compensation Committee Charter and any applicable law, regulation or listing standard. The Compensation Committee has delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the 2003 Long Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law.

The Compensation Committee directly retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian Compensation Partners, LLC (“Meridian”) is the firm retained by the Compensation Committee for these purposes and is precluded from providing other
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non-Board related services to AES. The Compensation Committee conducted an assessment to evaluate whether the work performed by Meridian raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. The Compensation Committee has the sole authority to hire and dismiss its consultant. Meridian provided objective input and analysis to the Compensation Committee throughout the year including regarding market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in relation to NEO compensation, please refer to the Role of the Compensation Committee, Independent Consultant and Management section in the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement.

Management regularly obtains market survey data based on comparable companies from Willis Towers Watson. Meridian reviews the market survey data prior to it being shared with the Compensation Committee to confirm the data sources are appropriate for purposes of comparing our NEOs’ compensation to comparable executives at similarly-sized U.S. general industry and energy industry companies.

The Compensation Committee has instructed the Executive Vice President and Chief Human Resources Officer (“CHRO”) to provide information to the Compensation Committee that is required for developing compensation programs and determining executive compensation. The CHRO works directly with the Compensation Committee’s independent consultant in the preparation of the background material for the Compensation Committee. For further information regarding our executive compensation practices refer to the CD&A section of this Proxy Statement.

The compensation of our Directors is established by the Governance Committee. See Director Compensation in this Proxy Statement for a description of our Governance Committee’s processes and procedures for determining Director compensation.

Governance Committee. The primary functions of the Governance Committee are to:

•identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;
•advise the Board with respect to Board composition, procedures and committees;
•recommend and advise the Board with respect to corporate governance principles applicable to the Company;
•oversee and implement the process for evaluation of the Board;
•review the performance evaluation process implemented by the Compensation Committee for the Company’s Chief Executive Officer and other senior management;
•periodically review and oversee the Company’s programs, policies, and practices designed to achieve its goal to act in a socially responsible way;
•periodically review and oversee the Company’s programs, policies, and practices related to environmental and safety matters, including climate change and employee health and safety; and
•review the Company’s dispute resolution, operations, construction, insurance, regulation, and lobbying matters.
Consistent with the requirements of the Governance Committee Charter, the Board determined that all Governance Committee members are independent within the meaning of the listing standards of the NYSE.

Innovation and Technology Committee. The Innovation and Technology Committee is responsible for:

•overseeing the Company’s efforts to foster growth through innovation;
•evaluating the Company’s efforts to identify and address risks and opportunities in the power industry and adjacent industries arising from emerging or competing technologies, including changes in business conditions or new business models; and
•reviewing technologies and innovations deployed or contemplated by the Company for use in the power industry and adjacent industries.
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Board’s Role in Risk Management

Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees. The Board provides oversight over the risk management practices implemented by Management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. If the oversight of a specific area of risk has been delegated to a Committee, the full Board receives reports from the Committee Chairs at each regularly-scheduled full Board meeting. The full Board may assume oversight over a particular risk, when appropriate. The Board’s and each Committee’s reviews of their respective areas of risk oversight responsibilities occur principally through regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management as outlined below.

The Board believes that its leadership structure, along with its Committee structure, allows the Board to oversee enterprise risks at an appropriate and effective level.

Risk Management Oversight Structure

Responsible Party	Area of Risk Oversight
All operational, financial, strategic, brand and reputational matters.
Financial performance and outlook.
Board	Currency, commodity, hydrology, and interest rate hedging and related matters.

Periodic review and oversight of the Company’s risk management and strategy related to its cybersecurity programs, policies, and practices, including (i) the Company’s processes for assessing, identifying, managing, and mitigating material risks from cybersecurity threats and emerging cybersecurity developments and threats; (ii) whether any risks from cybersecurity threats have materially affected or are reasonably likely to materially affect the Company; (iii) the expertise of members of management with respect to assessing and managing risks from cybersecurity threats; and (iv) the Company’s disclosure controls and procedures with respect to material cybersecurity threats and incidents.

The integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function).
Audit Committee	The performance of the Independent Auditor.
The effectiveness of the Company’s Ethics and Compliance Program.
Major financial risk exposures and the steps management has taken to monitor and control such exposures.

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Governance Committee	Environmental and safety programs, policies, and practices related to climate change, and employee health and safety.
Significant issues affecting the operations of the subsidiaries of the Company, including, but not limited to, the performance of generation, utility, and distribution businesses, and tariffs.
Social responsibility matters related to business conduct, public policy, human rights, charitable organizations, and community affairs and relations.

Significant pending or threatened litigation, arbitration or other disputes and government investigations, examinations, inquiries, demands, or proceedings, or any other significant claim or complaint alleging that the Company is not in compliance with applicable laws, regulations or industry standards.

The construction and execution of major projects, such as new power plant development and transmission, distribution, infrastructure, liquefied natural gas-related projects, renewable projects (including solar, wind and battery storage projects), supply chain, and the risks related thereto.

Compensation Committee	Compensation practices, including practices related to hiring and retention, succession planning, and training of employees.
Human capital management, including talent acquisition, development, and retention.

Innovation and Technology Committee	Technologies and innovations used by the Company and emerging or competing technology developments.

Board and Committee Evaluations

The Company recognizes that a strong and constructive evaluation process is essential to good corporate governance and Board effectiveness. Through the Company’s evaluation process, Directors provide feedback and assess Board, Committee and individual Director performance. The process is managed by the Office of the Corporate Secretary with oversight by the Governance Committee. Our annual evaluation process is focused on the Board and Board Committees. We also periodically evaluate individual Directors. The Governance Committee annually reviews the format of the evaluation process. In 2024, the evaluation process was overseen by the Chairman of the Board and Chair of the Governance Committee. In addition to participation in a full Board evaluation, each Committee completes an annual evaluation to identify any potential modifications to the Committee’s operations and areas of oversight. Following the completion of the annual evaluation, the Board decided to adjust agenda and discussion items to enhance the productivity and impact of meetings.

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Director Characteristics and Succession Planning

The Board’s succession planning uses a framework that:
•defines and assesses culture and dynamics;
•enhances annual assessments of the Board and individual Directors; and
•establishes a multi-year view of the Board’s refreshment rotation and recruitment strategy to strategically plan for Board openings.
As part of the Board evaluation discussed above, the Board assesses the attributes, competencies and experiences required in light of the Company’s strategy, changing business needs, and the future of the business. The performance and skills assessments are a fundamental element of the Board’s multi-year succession planning. Nominees for director are selected on the basis of, among other things, knowledge, experience, skills, perspective, expertise, integrity, ability to make independent analytical inquiries, understanding of the Company’s strategies and global business environment and willingness to devote adequate time and effort to Board responsibilities. The Governance Committee does not have specific minimum qualifications that must be met for a prospective Director candidate to be considered as a Director nominee, however, the Board measures the qualification of potential candidates against the leadership attributes, competencies and experiences described below. Candidates for nomination to the Board may be suggested by current Directors, Management, Stockholders, or a third-party search firm engaged to assist with Director recruitment. In the case of a third-party search firm, the Governance Committee will pay a fee for such a firm to assist it in the recruitment and identification of potential candidates for the Board. The Governance Committee generally provides the search firm with guidance as to the attributes, competencies and experiences that the Governance Committee is seeking in potential candidates, and the search firm identifies candidates for the Governance Committee’s consideration.

When identifying candidates for Board membership, the Governance Committee includes, and requests any search firm it engages to include, a range of candidates with different backgrounds, skills, experiences, perspectives and personal characteristics. The Governance Committee and the Board assess the effectiveness of this policy as part of their regular review of the Company’s governance practices, through the annual Board and Committee evaluation processes, and by monitoring changes in the Board’s composition and mix along a variety of dimensions over time.

Additionally, when considering director nominees, including incumbent directors eligible for re-election, nominees to fill vacancies on the Board, and nominees recommended by Stockholders, the Governance Committee generally measures the candidates against a set of eight leadership attributes, competencies and experiences. These characteristics are grouped and summarized next in this Proxy Statement.

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Energy sector experience

Experience in the energy sector, particularly power and utilities, and the energy transition, and in working with the customers, counterparties, investors, regulators and stakeholders that help shape the energy sector.

Finance and investment

Finance and investment experience, including financial strategies and partnerships, capital allocation decision-making, debt and equity capital raising, recourse and non-recourse borrowing strategies, complex financial and capital management, and public company reporting issues.

Strategy and growth

Experience in formulating and executing corporate strategies and fostering growth and development and identifying risks and opportunities that guide strategic decision-making.

Technology and cybersecurity

Technology experience, including implementing business transformations and improvements through new technology deployment and digital initiatives, and experience in the design, implementation or oversight of cybersecurity policies and related security risk mitigation measures.

Corporate Governance and Responsibility

Corporate governance and sustainability experience, including board and management accountability for policies to enhance corporate social responsibility and strengthen stakeholder relations. Experience in environmental matters, community affairs, and/or talent management.

Global business/ international affairs

Global professional experience, including working closely with businesses and organizations across multiple countries, and familiarity with diverse business environments, cultures and economic conditions. Understanding of geopolitics and fundamental drivers of economic and political developments across countries and markets that impact businesses.

Public policy and regulatory

Expertise in public policy creation and implementation, including as a senior government official, academic, consultant or other capacity, involved in shaping public policies, and/or expertise in regulatory matters and corporate compliance.

Innovation and customer solutions

Experience in applying innovation to foster business growth and transformation. Experience in the design, implementation or oversight of new products and solutions tailored to the evolving needs of customers, including customer centricity and application of data analytics in creating and marketing customer solutions.

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The Governance Committee identifies Directors to recommend to the Board for election by the Stockholders and to fill vacancies between Stockholder meetings. The Governance Committee makes a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If a consensus is reached that a candidate would likely contribute positively to the Board’s mix of skills and experiences, the Governance Committee conducts interviews with the candidate and may invite other Board members or members of Management to interview the candidate to assess the candidate’s overall qualifications. The Governance Committee considers the candidate against the criteria adopted in light of the Board’s then current composition and the needs of the Board and its Committees and makes a recommendation to the Board as to whether the candidate should be nominated for election. This process is the same for all candidates, including Director candidates identified by Stockholders.

The below summarizes the key skills, experience and attributes of our director nominees. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board. Further information on each director nominee, including their relevant experience, qualifications, attributes or competencies is set forth in the Director biographies beginning on page 28 of this Proxy Statement.

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Gerard M. Anderson	Inderpal S. Bhandari	Janet Davidson	Andrés Gluski	Holly Keller Koeppel	Julie Laufs	Alain Monié	John B. Morse	Moisés Naím	Teresa Sebastian	Maura Shaughnessy

Tenure on the Board[1]	2	1	6	14	10	5	8	17[3]	12	4	4
Age	66	65	68	67	66	62	74	78	72	67	63
Gender	M	M	F	M	F	F	M	M	M	F	F
Self-Identified Characteristics[2]											
African American/ Black										●	
Asian/South Asian		●									
White/Caucasian	●		●		●	●	●	●			●
Hispanic/Latino				●					●		
Native American											
Born Outside the US		●		●			●		●

1 Tenure, for the purposes of this chart, is calculated based on service at any point during a board cycle and may include partial years of service.
2 Characteristics based on information self-identified by each Director to the Company.
3 Mr. Morse joined the Board in December 2008, and has served 16 full Board years.

Director Nominations by Stockholders

The Governance Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203, and providing the information and following the additional procedures set forth in our By-Laws. See Questions and Answers Regarding the Proxy Statement and Annual Meeting for more information.
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Board of Directors - Biographies

The Board has nominated eleven Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2026. The Nominees’ biographies describe aspects of each candidate’s qualifications, relevant experience and committee service.

Reasons for Nomination
Mr. Anderson brings decades of leadership in the energy sector, with a proven track record of managing utility and non-regulated operations, fostering a high-performing culture, enhancing safety performance, improving customer satisfaction and achieving strong financial performance. He has played a key role implementing clean energy transition strategies in support of shareholder value creation.

Throughout his career, Mr. Anderson has successfully overseen stakeholder engagement and fostered constructive policy solutions with regulators and government officials. His extensive industry expertise and insights enhances the Board’s oversight of AES’ growth and energy transition initiatives.

Gerard M. Anderson
Independent Director	Select Skills and Experience
•Energy Sector Experience: As CEO and in his prior executive roles at DTE Energy Company, Mr. Anderson gained comprehensive insights into all aspects of the energy company operations and the broader energy sector. He also served as Chairman of the Edison Electric Institute (EEI), the trade association that represents all U.S. investor-owned electric companies.

Director Since: 2023
Age: 66
Board Committees:

•Strategy and Growth: Mr. Anderson was an architect of DTE’s strategy that developed its regulated, non-regulated and sustainable infrastructure businesses. He led the clean energy transformation of DTE’s power generation, improving the company's utility operations and profitability.

•Financial Audit
•Governance
•Innovation and Technology
•Public Policy and Regulatory: As a recognized industry leader, Mr. Anderson oversaw numerous clean energy initiatives and successfully navigated complex regulatory landscapes at both the state and federal levels. As Chairman of EEI, he was instrumental in driving innovation and accelerating the deployment of new clean energy technologies across the broader energy sector.

Other Public Directorships (past five years)
Career Highlights

•The Andersons, Inc. (since 2008)	DTE Energy Company - a diversified energy company that provides electric and natural gas utility operations, power generation and energy-related solutions
•DTE Energy Company (2009-2022)	•Executive Chairman (2019-2022) (retired)
•Chairman and CEO (2011-2019)
•President and CEO (2010-2011)
Education:	•President and COO (2005-2010)
•Various senior executive leadership roles (1993-2004)

•B.S., Civil Engineering, University of Notre Dame	McKinsey & Company - a global management consulting firm
•Senior Consultant (1988-1993)
•M.S. and MBA, University of Michigan

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Reasons for Nomination
Mr. Bhandari brings over 25 years of expertise to the Board, with a proven track record of transforming data into business assets to enhance customer experiences, deliver innovative solutions, and drive growth and productivity. Mr. Bhandari has guided companies through growth and transformation, leveraging data to support sustainable business expansion.

His deep understanding of technology, AI and cybersecurity, combined with his strategic leadership experience, are significant assets to the Board.
Inderpal S. Bhandari
Independent Director	Select Skills and Experience
•Technology and Cybersecurity: Mr. Bhandari developed extensive experience in the technology sector, including his role as Global Chief Data Officer at IBM, where he led the company's data strategy and governance to help IBM maintain a leading position in AI and hybrid cloud computing.

Director Since: 2024
Age: 65
Board Committees:
•Innovation and Customer Solutions: As a leader in data analytics and technology innovation, Mr. Bhandari has developed and implemented solutions that enhance customer experiences and drive company value.

•Financial Audit
•Innovation and Technology	•Strategy and Growth: By having overseen the global data strategy for IBM and major health providers, Mr. Bhandari helped drive a core component of the’ growth strategy for these companies.

Other Public Directorships (past five years)	Career Highlights

Carnegie Mellon University - a global research university
•Walgreens Boots Alliance (since 2022)	•Distinguished Executive in Residence (since 2023)

International Business Machines Corporation (IBM) - a global technology company
Education:	•Global Chief Data Officer (2015-2023)

Cambia Health Solutions - a health plan provider and healthcare investment firm
•BTECH, Birla Institute of Technology and Science, Pilani	•SVP and Chief Data Officer (2014-2015)

Express Scripts - a pharmacy benefit management company
•M.S., Computer Engineering, University of Massachusetts, Amherst	•Chief Data Officer and VP, Health Data & Analytics (2012-2014)

Medco Health Solutions - a pharmacy benefit management and services company (acquired by Express Scripts in 2012)
•Ph.D., Computer Engineering, Carnegie Mellon University
•Chief Data Officer and VP, Health Data & Analytics (2006-2012)

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Reasons for Nomination
Ms. Davidson brings to the Board her deep expertise in technology, and delivering customer-centric solutions for global businesses, developed through her various executive leadership roles with leading telecommunications companies. She oversaw numerous initiatives that enhanced customer satisfaction and instilled operational excellence.

As an experienced public company director serving on technology company boards, Ms. Davidson provides critical guidance to the Board on technology strategies and innovation.
Janet G. Davidson
Independent Director	Select Skills and Experience
•Technology and Cybersecurity: Having spent her entire career in the technology industry, Ms. Davidson has deep expertise in overseeing security and integrity of global networks across broadband, IP and optics technologies, integrating advanced systems to enhance infrastructure and cybersecurity.

Director Since: 2019
Age: 68
Board Committees:

•Innovation and Customer Solutions: Ms. Davidson acquired a comprehensive understanding of customer expectations and preferences through her senior executive role overseeing quality and customer care operations, as well as leading technology investments to improve service delivery and operational efficiency in a large infrastructure solutions company.

•Compensation
•Governance
•Innovation and Technology, Chair
•Strategy and Growth: Through her various board and executive leadership roles, Ms. Davidson has successfully overseen the execution of company growth strategies. She led and helped facilitated the merger between Lucent Technologies and Alcatel as the Company’s Chief Strategy Officer, managing the integration efforts to drive long-term growth and operational efficiencies.

Other Public Directorships (past five years)
Career Highlights
•STMicroelectronics, N.V. (since 2013)
Alcatel Lucent – a communications and infrastructure solutions company (formerly Bell Laboratories, Lucent Technology)
•Millicom International Cellular (2016-2020)
•EVP, Quality & Customer Care (2008-2011) (retired)
•Chief Compliance Officer (2006-2008)
Education:	•Chief Strategy Officer (2005-2006)
•Group President, Internetworking System (2001-2005)
•B.A., Physics, Lehigh University	•Various other roles (1979-2001)

•M.S., Electrical Engineering, Georgia Institute of Technology

2025 Proxy Statement | 30

Reasons for Nomination
Mr. Gluski brings to the Board extensive knowledge of AES’ global operations, growth strategy, and stakeholder relationships, derived from over two decades of leadership at the Company. Under his tenure, AES has transformed into one of the world’s largest power providers to corporate customers, particularly in the U.S. technology sector. His international business and finance background informs the Company’s strategic decision-making in areas such as risk management, government affairs, public policy, and investor relations.

Andrés Gluski
President and CEO	Select Skills and Experience
•Energy Sector Experience: With a long-standing career at AES in both oversight and executive roles, Mr. Gluski provides significant expertise in assessing energy strategies. He also serves on the Executive Committee of the Edison Electric Institute’s Board of Directors and co-chairs the World Economic Forum’s Electricity Industry community.

Director Since: 2011
Age: 67
Board Committees:

•Strategy and Growth: Mr. Gluski oversaw the turnaround and expansion of several of AES’ largest businesses. In 2011, he initiated an asset divestiture program that generated over $8 billion in proceeds and streamlined AES’ operations from 28 to 12 countries, enabling the Company to concentrate on markets where it holds a competitive advantage.

•Innovation and Technology

Other Public Directorships (past five years)
•Global Business/ International Affairs: Mr. Gluski brings an international perspective to the board, having served as Chairman of Council of the Americas since 2015. He has also held several senior executive roles in telecommunications, banking and public sectors across South America and with multilateral institutions such as the International Monetary Fund (IMF).

•Waste Management (since 2015)
Career Highlights
•AES Andes S.A. (2006-2020)
The AES Corporation
•President and CEO (since 2011)
Education:	•EVP and COO (2007-2011)
•President, Latin America (2007-2011)
•M.A., University of Virginia	•SVP, Caribbean and Central America (2000-2007)

•Ph.D. in Economics, University of Virginia

2025 Proxy Statement | 31

Reasons for Nomination
Ms. Koeppel brings over three decades of experience as a senior operating and financial executive in the energy and infrastructure industries, providing the Board with invaluable insight into global energy markets and financial strategies.

Her financial acumen and understanding of large-scale energy operations contribute to the Board strategic guidance on financial oversight, financial reporting, risk management and growth initiatives.
Holly K. Koeppel
Independent Director	Select Skills and Experience
•Finance and Investment: As CFO at American Electric Power (AEP) Corporation, she oversaw the financial strategy, operations and financial reporting, as well as risk management strategies focused on energy commodity markets.

Director Since: 2015
Age: 66
Board Committees:

•Energy Sector Experience: As partner at leading global investment firms, Ms. Koeppel oversaw investments in energy infrastructure companies, developing a deep understanding of regulatory, financial and operational challenges in the sector.

•Financial Audit, Chair
•Governance
•Innovation and Technology
•Strategy and Growth: Ms. Koeppel has a strong background in leading growth initiatives both as a CFO at a leading utility holding company and as a private equity investor with extensive expertise in evaluating market opportunities, optimizing financial performance and leading transformative growth efforts.

Other Public Directorships (past five years)
•Core Natural Resources, Inc. (since 2025)	Career Highlights

Corsair Infrastructure Management - a private equity firm
•Flutter Entertainment plc (since 2021)	•Managing Director, (2015-2017) (retired)

•Arch Resources, Inc. (2019-2025)	Citi Infrastructure Investors - a private equity investment firm (a division of Citigroup, acquired by Corsair Capital in 2015)
•British American Tobacco p.l.c. (since 2017)	•Partner and Global Head, (2010-2015)

American Electric Power (AEP) - a public utility holding company
•Vesuvius Plc (2017-2021)	•EVP and CFO (2006-2009)
•Various executive positions (2000-2006)
Education:

•B.S., Ohio State University

•MBA, Ohio State University

2025 Proxy Statement | 32

Reasons for Nomination
Ms. Laulis brings to the AES Board a deep knowledge of managing regulated businesses in the technology and infrastructure arena, while enhancing customer satisfaction. As current CEO of a leading broadband communications provider, she has gained extensive experience overseeing strategy, business operations, compliance, and stakeholder engagement.

Leveraging her extensive experience in digital transformation and infrastructure investments, Ms. Laulis provides valuable perspectives to the Board oversight.
Julie M. Laulis
Independent Director	Select Skills and Experience
•Strategy and Growth: As CEO of Cable One, Ms. Laulis leads the company’s growth strategy, overseeing infrastructure investments across its brands to build capacity for the digital future of over one million customers and expand broadband service to currently underserved areas.

Director Since: 2020
Age: 62
Board Committees:

•Public Policy and Regulatory: Ms. Laulis regularly collaborates with government agencies and stakeholders on key regulations and has extensive experience navigating public policy issues, including infrastructure development, customer privacy and data protection and universal service obligations.

•Compensation
•Innovation and Technology
•Innovation and Customer Solutions: As CEO and former COO of Cable One, where she oversaw three operation divisions and two call centers, Ms. Laulis acquired deep expertise in creating customer solutions and offerings that drive digital transformation.

Other Public Directorships (past five years)
Career Highlights

•Cable One, Inc. (since 2017)	Cable One, Inc. - a broadband telecommunications provider
•President and CEO (since 2017)
•President and COO (2015-2017)
Education:	•COO (2012-2015)
•Marketing and operations leadership positions of increasing responsibility (1999-2012)
•B.A., Indiana University Bloomington

Jones Intercable, Inc. - a cable television operator
•Management positions in marketing (1989-1999)

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Reasons for Nomination
Mr. Monié has a strong track record of leading global business expansion across Europe, Asia, and North and South America. He brings expertise in launching new business segments, overseeing major business transformations, and navigating evolving market environments including geopolitical and industry-wide shifts.

Through his experience in cross-functional executive leadership roles in technology and manufacturing, Mr. Monié contributes to the Board his deep insights into opportunities within the changing business environment.

Alain Monié
Independent Director	Select Skills and Experience
•Strategy and Growth: As CEO of Ingram Micro, Mr. Monié oversaw the company’s transformation into a global technology and supply chain solutions leader, driving digital enterprise-wise digital transformation and expansion of e-commerce logistics offerings around the world.

Director Since: 2017
Age: 74
Board Committees:
•Technology and Cybersecurity: With extensive experience in the international technology market, Mr. Monié is well-versed in industry trends and growth opportunities. As CEO of Ingram Micro, he oversaw the development of new IT solutions tailored to meet the needs of a broad spectrum of business customers.

•Compensation, Chair
•Governance
•Global Business/ International Affairs: Mr. Monié has held strategic and operational leadership roles across multiple international regions, including as CEO of a Singapore-based manufacturing company. He has also operational and leadership experience in the Home and Buildings and Industrial Automation sectors in Latin America while at Honeywell.

•Innovation and Technology
Career Highlights
Other Public Directorships (past five years)
Ingram Micro, Inc. - an information technology company
•Non-Executive Chairperson (since 2024)
•Ingram Micro Inc. (since 2024)	•Executive Chairperson (2022-2024)
•CEO (2012-2022)
•Expeditors International of Washington, Inc. (2017-2020)	•President and COO (2004-2007)

Asia Pacific Resources International Holdings Limited - a global sustainable fibers and papers manufacture
Education:
•CEO (2010-2011)
•M.S. Engineering, École Nationale Supérieure d’Arts et Métiers
Honeywell International, Inc. - a multinational industrial, energy and aerospace technology company
•MBA, Groupe HEC Paris	•President, Latin America and Head of Industrial and Building Automation Division (2000-2002)

AlliedSignal - an aerospace, automotive and engineering company (acquired by Honeywell in 1999)

•VP, Asia Pacific (1987-1999)

2025 Proxy Statement | 34

Reasons for Nomination
Mr. Morse brings to the Board extensive senior executive leadership experience and deep financial expertise, acquired through his many years as Chief Financial Officer (CFO) at The Washington Post Company, where he led corporate development initiatives that tripled the company’s revenues and significantly expanded operations in the cable and education divisions globally. Mr. Morse is a Certified Public Accountant (CPA) and was previously a partner at one of the leading global accounting firms.

John B. Morse, Jr.
Prior to assuming the role of Board Chairman and Lead Independent Director, Mr. Morse served as Chair of our Financial Audit Committee, acquiring deep understanding of our strategy, investments, risk management, and operations to support informed Board decision-making.

Chairman of the Board and Lead Independent Director
Director Since: 2008	Select Skills and Experience
Age: 78
•Finance and Investments: Acquired through his CFO and principal accounting officer role with The Washington Post company, Mr. Morse oversaw all aspects of the company’s global financial operations new investments, reporting, internal audit and risk management.

Board Committees:

•Serves as an ex-officio member of each committee (with no voting authority as to such committees)
•Strategy and Growth: Over the span of his career and through his tenure with the leading accounting and consulting firm, Price Waterhouse, Mr. Morse advised large global companies and multilateral lending clients on value-creating financial and transformation strategies.

•Global Business/ International Affairs: Mr. Morse has gained extensive international corporate and capital markets expertise, overseeing more than 100 investments for the Washington Post in media companies in the U.S. and abroad, including new ventures in emerging markets.

Other Public Directorships (past five years)
•Host Hotels & Resorts, Inc. (2003-2022)	Career Highlights

The Washington Post Company – a diversified education and media company
Education:	•SVP, Finance and CFO (1989-2008) (retired)

Price Waterhouse (now PricewaterhouseCoopers) – a global management consulting company
•B.A., University of Virginia
•Partner (1972-1989)
•MBA, Wharton School, University of Pennsylvania

2025 Proxy Statement | 35

Reasons for Nomination
With a distinguished career in global public affairs and economics, Dr. Naím contributes to the Board extensive insights and deep understanding of macroeconomic and geopolitical trends, particularly with respect to Latin America. Dr. Naím is a leading intellectual voice on international economics and global politics, having written several widely acclaimed books, serving as an internationally syndicated columnist, and hosting a Spanish language weekly international affairs television program.

Moisés Naím
Independent Director	Select Skills and Experience
•Global Business/ International Affairs: In additional to his widely acclaimed books and columns on international economics and global politics, Dr. Naím served as the editor of Foreign Policy magazine for 14 years and his advice and insights are sought by many global companies, governments, NGOs and international organizations. He is deeply familiar with leading businesses and political figures throughout Latin America.

Director Since: 2013
Age: 72
Board Committees:

•Compensation
•Public Policy and Regulatory: Having served in government, international organizations and think tanks, Dr. Naím has extensive experience in navigating public policy and regulatory issues and crafting strategies to enhance economic and business performance.

•Governance
•Innovation and Technology

•Corporate Governance and Responsibility: Dr Naím’s insights on global economic and political trends, enable him to offer the Board guidance on best practices in corporate social responsibility and stakeholder engagement across multiple countries.

Other Public Directorships (past five years)
Career Highlights
•Fomento Económico Mexicano, S.A.B. de C.V. (2011-2020)
Efecto Naím – a Spanish language weekly news program
•Host and Producer (since 2011)
Notable Affiliations:
El País and La Repubblica – daily newspapers in Spain and Italy
•Chief International Columnist (since 2003)
•Carnegie Endowment for International Peace, Distinguished Fellow (since 2011)
Foreign Policy Magazine – an American news publication focused on global affairs
Education:	•Editor in Chief (1996-2010)

•B.A., Universidad Metropolitana in Caracas, Venezuela	The World Bank
•Executive Director (1990-1992)

•MSc, Massachusetts Institute of Technology	Venezuelan Government
•Minister of Industry and Trade (1989-1990)
•Ph.D., Massachusetts Institute of Technology	•Director of the Central Bank (1989-1990)

2025 Proxy Statement | 36

Reasons for Nomination
Ms. Sebastian has several decades of cross-functional experience in finance, law, capital markets, mergers and acquisitions, internal audit, and governance. She has advanced transformational initiatives at several companies and partnered with corporate boards to advise companies on global expansion and navigating evolving regulatory and policy landscapes.

In addition to her corporate expertise, Ms. Sebastian has served as an adjunct professor in enterprise risk management and corporate compliance at two leading universities. Her insights strengthen the Board’s oversight of the growth strategy and risk management.

Teresa Sebastian
Independent Director	Select Skills and Experience
•Public Policy and Regulatory: In her prior role as General Counsel and Chief Compliance Officer at a leading consumer-facing company, Ms. Sebastian advised the board on regulatory risks, compliance and mergers and acquisitions to ensure growth strategies were supported by effective risk mitigation strategies and aligned with long-term objectives.

Director Since: 2021
Age: 67
Board Committees:

•Corporate Governance and Responsibility: Building on her public company and academic experience, Ms. Sebastian developed a strong expertise in enterprise risk management, corporate compliance and responsible corporate, practices.

•Governance, Chair
•Compensation
•Innovation and Technology
•Finance and Investment: Ms. Sebastian has extensive expertise in capital markets transactions, mergers and acquisitions, and evaluating growth opportunities in the context of broader industry and macroeconomic trends.

Other Public Directorships (past five years)	Career Highlights

The Dominion Asset Group - a venture capital firm
•Kaiser Aluminum Corporation (since 2019)	•Founder, President and CEO (since 2015)

Peckham Industries, Inc. - a construction and materials printer
•Terminix Global Holdings, Inc. (2021-2022)	•Director (since 2023)

University of Michigan Law School
•Adjunct Professor, Enterprise Risk Management and Corporate Compliance (since 2016)
Education:

Vanderbilt Law School
•B.G.S, University of Michigan	•Adjunct Professor, Accounting and Enterprise Risk Management (2017-2024)

•MBA, University of North Florida	Darden Restaurants, Inc. - a multi-brand restaurant operator
•SVP, General Counsel, Chief Compliance Officer, and Corporate Secretary (2010-2015)
•JD, Michigan State University College of Law

Veyance Technologies, Inc. - a manufacturer of engineered rubber products
•LLM, Wayne State University	•Vice President (2008-2010)

2025 Proxy Statement | 37

Reasons for Nomination
Ms. Shaughnessy brings extensive experience and a successful track record investing in the global utilities and energy infrastructure sectors, developed over her more than 30-year career in asset management. She has a deep understanding of market dynamics, capital structures and risk management.

She contributes strategic insights on capital allocation and financial strategy, advancements that help guide the Company’s growth initiatives.
Maura Shaughnessy
Independent Director	Select Skills and Experience
•Finance and Investment: With an extensive career in the asset management industry, Ms. Shaughnessy gained significant investment and capital markets experience. She managed diversified large cap and multi cap core portfolios, honing her ability to identify and assess risk profiles of investment opportunities. She began her career at the Board of Governors of the Federal Reserve in the domestic macro section.

Director Since: 2021
Age: 63
Board Committees:

•Energy Sector Experience: Ms. Shaughnessy launched and managed a global mandate of the MFS Utilities Fund for over two decades, overseeing investments in utilities, power, telecommunications and energy infrastructure companies.

•Financial Audit
•Innovation and Technology
•Global Business/ International Affairs: Through oversight of the global utilities portfolio, Ms. Shaughnessy has developed a comprehensive view of the global business landscape and in-depth knowledge of regional markets, macroeconomic trends and the regulatory environment.

Other Public Directorships (past five years)
Career Highlights
•N/A
MFS Investment Management – a global asset management firm
•Global Portfolio Manager (1992-2019) (retired)
Education:	•Diversified Global Fund Manager (1994-2002)
•Equity Analyst (1991-1994)
•B.S. Colby College
Harvard Management Company – a non-profit asset management firm
•MBA Tuck School of Business at Dartmouth College	•Equity Research Analyst, covering electric utilities and other industries (1987-1991)

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DIRECTOR COMPENSATION

Director Compensation Program

The Governance Committee reviews, no less frequently than every two years, the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles and how such compensation relates to director compensation of companies of comparable size, operating in a comparable industry and/or with equivalent complexity. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. Any proposed changes to the Director compensation program are recommended by the Governance Committee to the Board for consideration and approval.
Independent Committee Consultant

The Governance Committee retained Meridian to assist with its review of Director compensation practices for 2024. Meridian reports directly to the Governance Committee and the Governance Committee can replace Meridian as to Director compensation matters or hire additional consultants at any time.

The scope of Meridian’s engagement regarding Director compensation in 2024 included:

•comparing how Director compensation relates and compares to that of similarly-sized general industry and energy companies;
•reviewing the elements of Director compensation (e.g., annual retainers, compensation for committee chairs and deferred compensation grants);
•evaluating the mix of cash compensation and equity/deferred compensation that makes up total Director compensation; and
•providing an evaluation of the Director compensation program design, including alternative recommendations for consideration.
Director Compensation for 2024

The Board reviews the Board compensation structure no less frequently than every two years.

Board compensation is intended to meet the following goals:

•promote the recruitment of talented and experienced Directors to the AES Board;
•compensate outside Directors for the workload inherent in a public board Director position; and
•retain a strong financial incentive for Directors to maintain and promote the long-term health and viability of the Company.
The Board did not increase Director compensation in 2024 and has determined that it does not intend to increase Director compensation in 2025.

Annual Retainer. For 2024, Directors elected at the annual meeting of Stockholders received an annual retainer of $100,000. Directors may elect to take the annual retainer in cash or deferred stock units. The Board also determined that the Chairman would receive compensation at an amount equal to 1.62 times the 2024 annual retainer of other AES Board members, and that such amount would be inclusive of all Board responsibilities.

Committee Compensation. Committee chairpersons received compensation for their Committee service as outlined below.

Financial Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Governance Committee Chair	$20,000
Innovation and Technology Committee Chair	$20,000
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Deferred Incentive Compensation Grant. Directors received an annual Deferred Incentive Compensation Grant valued at $175,000 in the form of deferred stock units, which are fully vested at the time of grant and are generally paid following termination of service on the Board. The Board also determined that the Chairman of the Board would receive such a grant in an amount equal to 1.74 times the Deferred Incentive Compensation Grant of other AES Board members.

New Directors. Newly elected Directors receive an initial grant consisting of deferred stock units valued at $40,000 and Annual Retainers and a Deferred Incentive Compensation Grant pro-rated for the service provided until the next annual meeting of Stockholders.

Non-Employee Director Stock Ownership Guidelines. The Board adopted stock ownership guidelines for Directors that provide for non-employee Directors to accumulate and maintain equity ownership in AES having a value of no less than five times the annual retainer within five years of the date of the Director’s appointment to the Board. All stock and equity interests of a Director are taken into consideration for purposes of considering compliance with the policy, including Director deferred stock units. All Directors have attained the stock ownership guidelines or are on track to attain the stock ownership guidelines within the five year period.

Director Compensation (2024)*
The following table contains information concerning the compensation of our Directors during 2024.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total
Gerard M. Anderson	$100,000	$175,000	$0	$275,000
Inderpal S. Bhandari	$100,000	$175,000	$0	$275,000
Janet G. Davidson Chair—Innovation and Technology Committee	$120,000	$175,000	$0	$295,000
Tarun Khanna(5) Former Director	$0	$0	$0	$0
Holly K. Koeppel Chair—Financial Audit Committee	$125,000	$175,000	$0	$300,000
Julie M. Laulis	$100,000	$175,000	$0	$275,000
Alain Monié Chair—Compensation Committee	$120,000	$175,000	$0	$295,000
John B. Morse, Jr. Chairman, Lead Independent Director	$161,500	$304,000	$0	$465,500
Moisés Naím	$100,000	$175,000	$0	$275,000
Teresa M. Sebastian Chair—Governance Committee	$120,000	$175,000	$0	$295,000
Maura Shaughnessy	$100,000	$175,000	$0	$275,000

* Table excludes the Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation columns, which are not applicable.

NOTES:
(1)    Mr. Gluski, our President and CEO, is also a member of our Board. His compensation is reported in the Summary Compensation Table (2024, 2023 and 2022) and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, Management Directors do not receive any additional compensation in connection with service on the Board.
2025 Proxy Statement | 40

(2)    Directors elected at the 2024 Annual Meeting of Stockholders received a $100,000 annual retainer (and in the case of the Chairman, $161,500) and may elect to defer any portion of the annual retainer in the form of deferred stock units. Similarly, Directors may also elect to defer Committee Chair fees in the form of deferred stock units.

     The elective deferral amounts in 2024 were as follows:

	Annual Elective Retainer Deferred	Committee Chair Retainer Deferred
Gerard M. Anderson	$0	N/A
Inderpal S. Bhandari	$100,000	N/A
Janet G. Davidson	$40,000	$0
Holly K. Koeppel	$0	$0
Julie M. Laulis	$100,000	N/A
Alain Monié	$0	$0
John B. Morse, Jr.	$161,500	N/A
Moisés Naím	$100,000	N/A
Teresa Sebastian	$0	$20,000
Maura Shaughnessy	$100,000	N/A

(3)    This column includes the aggregate grant date fair value of the annual Deferred Incentive Compensation Grant granted in 2024. The aggregate grant date fair values were computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”), disregarding any estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the deferred stock unit awards is based on the closing market price per share of our common stock on the grant date of $17.13 per share.

As of December 31, 2024, Directors had the following total number of deferred stock units credited to their accounts under the 2003 Long Term Compensation Plan: Gerard M. Anderson - 18,276; Inderpal S. Bhandari - 22,592; Janet G. Davidson - 70,038; Tarun Khanna - 204,168; Holly K. Koeppel - 161,943; Julie M. Laulis - 72,348; Alain Monié - 103,966; John B. Morse, Jr. - 366,737; Moisés Naím - 196,081; Teresa M. Sebastian - 34,965; and Maura Shaughnessy - 48,505.

(4) No stock option grants were made in 2024. As of December 31, 2024, only one Director held options: Alain Monié - 99,051.

(5) Dr. Khanna’s term ended on April 25, 2024. He did not receive compensation for the 2024-2025 Board Year.
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COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

The CD&A includes compensation details for our Named Executive Officers (NEOs):

Andrés Gluski	Stephen Coughlin	Juan Ignacio Rubiolo	Ricardo Falu	Bernerd Da Santos

President & Chief Executive Officer (“CEO”)	Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)	EVP & President, Energy Infrastructure	EVP, Chief Operating Officer (COO) & President New Energy Technologies	EVP & President, Renewables

Executive Summary

2024 was a pivotal year for AES, as we delivered on our strategic and financial goals. We signed or were awarded 6.8 gigawatts (GW) of new contracts, including renewables Power Purchase Agreements (PPA), data center load growth at our US utilities, and retail supply for data centers. BloombergNEF once again ranked AES the #1 provider of clean energy globally to corporations. We also completed the construction or acquisition of 3.0 GW of renewables and completed the construction of a 670 megawatts (MW) combined cycle gas plant in Panama.

Specifically for the financial goals in the annual incentive plan, all financial metrics (Adjusted Earnings Per Share (“EPS”), Parent Free Cash Flow (“Parent FCF”), and Adjusted EBITDA) met or exceeded our guidance ranges, with Adjusted EPS results exceeding the top-end of our range, Parent FCF above target, and Adjusted EBITDA results below target. Total Stockholder Return (“TSR”) during the three-year performance period (2022-2024) resulted in below target performance. As a result, and consistent with our pay for performance philosophy, the performance cash units (“PCUs”), which are linked to TSR metrics, did not pay out in 2024, as AES was positioned below the 30th percentile for each of the TSR indices.

AES continued to focus on our corporate responsibility initiatives, the employee population and our customers.

Corporate Responsibility & Social Impact	Financial Results	Employee and Customer Focus
Ethisphere's World's Most Ethical Companies as a 12 time honoree Signed 4.4 GW of renewables and energy storage under long-term PPAs Partnered on 500+ initiatives in the communities where we operate
Adjusted EPS and Parent Free Cash Flow (non-GAAP measures) results in 2024 were above the midpoint of guidance

$501 million in Stockholder dividends

4% quarterly dividend increase to $0.17 per share

Secured $2.8 billion in asset sale proceeds in 2023 - 2024

Achieved the recognition of Great Place to
Work™ across different markets including
Argentina, Chile, Colombia, Dominican
Republic, El Salvador, Mexico, Panama,
Puerto Rico, and United States

Our generated electricity was enough to serve the
consumption of approximately 17 million
people across the countries where we operate

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Despite share price performance, the fundamentals of the business remain strong as is reflected by the annual incentive plan results. The performance of financial metrics, safety and our growth measures, resulted in an annual short-term incentive payout at 130%. Our three-year average performance was above the midpoint for the Adjusted EPS incentive measure and the Parent FCF incentive measure.

Adjusted Earnings Per Share	Parent Free Cash Flow

Cumulative 3-Year Average of 6.5% Above Target	Cumulative 3-Year Average of 1.6% Above Target

2025 Key Actions

In February 2025, the Compensation Committee approved changes to the CEO’s total compensation to greater align with Stockholder’s interests and to recognize the recent decline in the Company’s share price. Mr. Gluski’s 2025 long-term incentive award only includes performance-based awards, resulting in a 30% reduction in the value of his long-term compensation (at target). The Committee approved a grant of 50% performance cash units (PCUs) and 50% performance stock units (PSUs). His awards will be aligned to the same performance metrics as the other NEOs. Additionally, Mr. Gluski took no salary increase in 2025 (nor has he taken one since 2021).

The CEO’s 2025 compensation adjustment reflects the Company’s commitment to responsible and transparent compensation practices that support long-term growth and value creation for all Stockholders.

Say-On-Pay

At the 2024 Annual Meeting, AES received over 96% support for its NEO compensation based on the shares voted in favor of the 2024 Say on Pay proposal. The Compensation Committee viewed the level of support for our executive compensation programs as an indication that no significant changes to our programs were warranted.

AES’ compensation plans and practices for our NEOs align with Company performance and Stockholder value creation. Any non-GAAP measures discussed in this CD&A are reconciled to the nearest GAAP financial measure which can be found in “Appendix A: Non-GAAP Measures.”

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Executive Compensation Best Practices

The Compensation Committee continues to align pay practices with Stockholder interests.

	What We Do		What We Don’t Do
☑	Pay-for-Performance Alignment	☒	No “Single-Trigger” Vesting of Equity Awards with a CIC
☑	Target Total Compensation at Approximately the 50th Percentile	☒	No Special Retirement Benefit Formulas for NEOs
☑	Heavy Weight on Performance Compensation	☒	No Hedging or Pledging
☑	Maintain Market-Competitive Stock Ownership Guidelines	☒	No CIC Excise Tax Gross-Ups
☑	All Change-In-Control (CIC) benefits Conditioned upon a “Double-Trigger” Acceleration Provision	☒	No Perquisites, except for international relocation-related benefits
☑	Clawback Policy in Compliance with NYSE and SEC Requirements	☒	No Backdating or Option Repricings
☑	Independent Consultant Retained by the Compensation Committee	☒	Dividends Only Paid Upon Vesting of Equity Awards
☑	Executive Cash Severance Policy that Generally Limits Base Salary Plus Target Incentive Bonus to 2.99x

Our Executive Compensation Philosophy

Our philosophy is to provide compensation opportunities within a competitive range of the 50th percentile of survey data specific to our revenue size and scope of operations. We design our incentive plans to pay for performance with additional compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by an NEO will depend on our actual performance.

In applying this philosophy, survey data is used to assess the impact of any changes on the competitiveness of target total compensation opportunities relative to the 50th percentile range. Our use of survey data is described further in the section titled “How We Use Survey Data in our Executive Compensation Process.”

The Compensation Committee considers additional factors in making its decisions on each NEO’s target total compensation opportunity. The specific factors include:
•An individual’s experience and expertise;
•Position and scope of responsibilities;
•An individual’s future prospects with the Company; and
•The proposed target total compensation and the survey data.

In making its decisions, the Compensation Committee does not apply formulaic weighting to any of the above factors.

Role of the Compensation Committee, Independent Compensation Consultant, and Management

	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Provide overall oversight of the Company’s compensation and benefit plans, including plans in which the NEOs participate	●
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	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Annually review NEO compensation and, if appropriate, propose changes to target total compensation for Board of Directors’ approval	●
Approve performance goals for annual and long-term incentive plans within the first three months of the performance period	●
Based on an assessment of performance against pre-set goals, approve payouts to NEOs under incentive plans and propose for Board of Directors’ approval	●
Participate in all Compensation Committee meetings	●	●	●
Participate in executive sessions of the Compensation Committee	●	As requested
Prepare and summarize detailed information on the Company’s performance and, as applicable, performance of individual executives			●
Prepare and provide (in advance whenever possible) additional materials regarding our executive compensation plans for review and discussion by the Compensation Committee in its meetings			●
Based on business strategy, propose any changes to incentive plan designs			●
With the Compensation Committee’s knowledge, provide background information to the independent consultant required for the consultant to carry out its duties			●
Update the Compensation Committee on market trends, regulatory matters and governance best practices related to executive compensation		●
Review and provide the Compensation Committee with feedback on market competitiveness of any changes to target total compensation proposed by management		●
Review and provide the Compensation Committee with feedback on incentive plan changes proposed by management		●

In 2024, the Compensation Committee retained Meridian Compensation Partners (“Meridian”) to serve as its Independent Compensation Consultant. The Compensation Committee has reviewed the independence of Meridian as required by the NYSE rules that relate to the engagement of its advisors. The Compensation Committee, after taking into consideration all relevant factors, determined Meridian to be independent. Other than services provided to the Compensation Committee and Governance Committee, Meridian did not provide any other services to AES in 2024.

How We Use Survey Data in our Executive Compensation Process

At the time the Compensation Committee decides target total compensation opportunities, it reviews survey data from Willis Towers Watson (“WTW”). The data enables the Compensation Committee to compare compensation for our NEOs to executives at similarly-sized companies in comparable positions to our NEOs. The Company has a significant international presence, an organizational model that deviates from the traditional domestic utility sector, and an embedded level of complexity due to our strong and growing renewables business. In order to address our unique position, AES reviews a blend of general industry and energy databases, each weighted at 50%, for our NEOs’ compensation. Specifically, in 2024, the Compensation Committee reviewed the following survey data:
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U.S. General Industry Companies with international operations	U.S. Energy Industry Power generation and distribution companies

The Compensation Committee views the WTW survey data as an appropriate benchmark of compensation practices and pay levels of similarly-sized companies, including companies with international operations against whom we compete for talent.

From the survey data, regression analysis is then used to approximate the compensation paid by those companies most similar to AES in size. At the time of the analysis, we used our 2024 revenue estimate of approximately $12 billion. We use revenue because executive target total compensation more closely correlates with revenue than any other size indicator, in both general industry and the energy industry. Compensation decisions take into account the operational knowledge required of the NEOs’ positions, and the international scope of their roles.
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Overview of AES Total Compensation

Elements of Compensation

The primary objectives of our compensation program are to provide compensation that reflects an individual’s experience, responsibility, and expertise, and align the interests of our executives with those of our Stockholders. The Company seeks to reward employees’ for their daily job responsibilities and reward them for making progress towards the Company’s short-term and long-term goals. The following table presents the key elements of the compensation program for our NEOs.

	Element	CEO	Other NEOs (Average)	Purpose	Key Characteristics
Fixed		9%	22%
	Base Salary			Maintain market competitiveness and retain our NEOs	Reflects the NEO’s scope of responsibility, experience and expertise
Variable		91%	78%
	Annual Incentive Awards			Provide performance-based compensation tied to the Company’s annual objectives	Metrics •Safety (10%) •Financials (55%) •Green Growth (25%) •New Business Models (10%)

	Restricted Stock Units (RSUs)			Recognize and reward NEOs’ contributions to the company's growth and success; settles in shares	•30% of annual LTC grant •Three-year ratable vest

	Performance Stock Units (PSUs)			Directly link NEOs’ interests with those of Stockholders and AES’ long-term financial performance; settles in shares	•35% of annual LTC grant •Tied to Cumulative Parent Free Cash Flow metric •Three-year cliff vest

	Performance Cash Units (PCUs)			Directly link NEOs’ interests with those of Stockholders and AES’ long-term share price performance; settles in cash	•35% of annual LTC grant •Tied to Relative TSR metric –S&P 500 Index –S&P Utilities Index –Custom Clean Energy Peer Group •Three-year cliff vest

Our CEO’s compensation is higher and more performance-based than the compensation paid to our other NEOs largely due to the scope of the position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ short and long-term performance. The CEO’s compensation and mix are consistent with the survey data.

In connection with determining compensation for the following year, the Compensation Committee does not explicitly consider prior years’ awards or current equity holdings. The Compensation Committee does, however, on an ongoing basis confirm it has a detailed understanding of how its decisions on individual compensation elements affect other compensation elements and total compensation. In particular, the Committee reviews (i) year-over-year changes in total
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compensation; (ii) the value of outstanding long-term compensation awards under various share price and financial performance scenarios; (iii) payouts and realized gains from past long-term compensation awards; and (iv) the value of benefits payable upon termination and change-in-control. The Company does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation.

Goal Setting Process

A rigorous goal-setting process is essential for determining both short-term and long-term compensation, and aligning metrics with the Company's strategic objectives and market conditions. Management undertakes a comprehensive review of prior year goals and actual performance, analyzing variances and identifying areas for improvement. This historical analysis is complemented by considering external guidance, including industry benchmarks, economic forecasts, and competitive positioning, to set realistic yet challenging targets that are typically above prior year actual performance, when appropriate. The proposed metrics and goals are then presented to the Compensation Committee in the first quarter. The Committee plays a critical role in scrutinizing and validating the proposed goals to confirm they are robust, equitable, and aligned with Stockholder interests. The Compensation Committee's approval is the final step, signifying that the goals are not only ambitious but also achievable and fair, thereby motivating executives to drive performance and create long-term value. This structured and transparent approach to goal setting underscores the Company's commitment to accountability and performance excellence.

A discussion of how the Compensation Committee determined each element of compensation for 2024 is provided in the following section of the CD&A.

2024 Compensation Determinations

Base Salary

The Compensation Committee reviews NEO target total compensation, including base salaries, annually and will evaluate newly promoted or hired Executive Officers’ base salaries as needed.

The following table shows the 2024 base salary and the percentage increase from 2023 for each NEO.

NEO	2024 Base Salary	Percentage Increase from 2023	Rationale for Increase
Mr. Gluski	$1,241,000	0%	At the request of the CEO, no base salary increase since 2021
Mr. Coughlin	$645,000	8%	Move closer to 50th percentile
Mr. Rubiolo	$550,000	4%	Maintain market competitiveness
Mr. Falu	$555,000	5%	Move closer to 50th percentile
Mr. Da Santos	$663,000	3%	Maintain market competitiveness

Annual Incentive Award

Our NEOs are eligible for annual incentive awards based on pre-established safety, financial and strategic goals under The AES Corporation Performance Incentive Plan. Awards are paid out, if earned, in the first quarter of the following year based on the following formula.

BASE SALARY	X	TARGET AWARD PERCENTAGE	X	CORPORATE PERFORMANCE SCORE %	“=”	FINAL AWARD CAPPED AT 200%

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Metrics

In setting the goals for our performance measures, the Compensation Committee considered information provided by management about the Company’s strategic objectives. AES continues to set strong, challenging, performance-based goals year-over-year. The Compensation Committee approved performance measures and objectives defined by:

Strategic Goal	Metric	How Measured	Rationale
Safety - 10%	Serious Safety Incidents	Number of serious safety incidents	Create an environment that allows all of our People to return home from work each and every day. Additionally, create an environment in which we continue to educate our employees proactively, test and implement precautions, and maintain business resilience
	Non-Injury Significant Injuries and Potentials (SIP) Rate	Monitor and track the significant injuries and any potential injuries within the Company
	Safety Meetings	Attendance of Company-wide monthly Safety meetings
	Safety Walks	Number of completed assigned safety walks
Financials - 55%	Adjusted EPS	Diluted EPS from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method	Key financial goals that are critical to the business, and that also drive value creation, which is aligned to the interests of our Stockholders
	Adjusted EBITDA	Earnings before interest income and expense, taxes, depreciation, amortization, and accretion of Asset Retirement Obligations (“ARO”), adjusted for the impact of Non-Controlling Interests
	Parent FCF	Parent FCF is the primary, recurring source of cash that is available for use by AES, the Parent Company
Green Growth - 25%	Growth and Commercial Operations Date (“COD”)	Megawatts (MW) acquired, signed, and closed through various projects during the year, as well as projects that commenced commercial operations	Continued greening and growth of the portfolio
New Business Models - 10%	New Businesses or Products	Review a variety of strategic and financial metrics for AES businesses and other critical metrics to determine achievement	Highlight our business objectives which leverage our position to incubate, integrate, and grow new businesses or products
2024 Performance Results

In early 2025, the Compensation Committee approved, and recommended to the Board of Directors to approve, the annual incentive payouts for 2024.

The following table reflects the measures, weights, and targets approved by the Compensation Committee, as well as the 2024 results. No alterations or increases were applied to the annual incentive payout calculations. The final payout is derived from the results below. The AES Corporate Performance score is rounded to the nearest whole number. Please reference the footnotes below and Appendix D for additional information regarding the performance targets and associated payout formulas.
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Category	Metric	Weighting	Target	Performance Results	Payout %
Safety[1]	Serious Safety Incidents	5%	No Incidents	No Incidents	200%
	Non-Injury SIP Rate	5%	0.95	1.72	120%
	Safety Meetings		95.0%	99.0%
	Safety Walks		13,446	20,182

Financials[2]	Adjusted EPS	25%	$1.92	$2.14	200%
	Adjusted EBITDA	15%	$2,750M	$2,639M	80%
	Parent Free Cash Flow	15%	$1,120M	$1,107M	94%

Green Growth[3]	Growth	12.5%	4,500MW	4,381MW	95%
	COD Achieved	12.5%	3,613MW	3,711MW	111%

New Business Models[4]	New Business or Products	10%	100%	125%	125%

FINAL PAYOUT: 130%
(1) Reference Appendix D for details of the Safety metrics and their corresponding payout levels.
(2) The financial metrics are non-GAAP measures. Assuming the threshold requirement for each financial measure is met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 90% of the target goal, and a 200% score corresponds to actual results at 110% of the target goal.
(3) Assuming the threshold requirement for the Green Growth and COD metrics are met, the score ranges from 50% to 200%: 50% score corresponds to actual results at 75% of the target goal, and a 200% score corresponds to actual results at 125% of the target goal. AES has committed to 14 to 17 GW of Green Growth through 2025 and the target goal reflects the fluctuations during the time period. The organization is achieving in excess of the cumulative guidance.
(4) The 125% performance in this qualitative category is based on the significant achievements AES made towards progressing its new products. The following paragraph includes additional details.

The Compensation Committee approved a quantitative performance assessment of 125% to recognize the Company’s new business achievements and significant advancements. AES successfully launched Maximo, the first proven AI-enabled robotic solution that uses advanced visual technology to improve accuracy and efficiency during installation. Maximo significantly reduces the time and cost to build solar projects, making them faster and safer.

NEO 2024 Annual Incentive Payouts

The following table shows the 2024 annual incentive payout for each of our NEOs under the Performance Incentive Plan. The NEO’s 2024 annual incentive targets were unchanged from 2023.

NEO	2024 Base Salary	2024 Annual Target % of Salary	2024 Performance Payout	Actual Payout(1)
Mr. Gluski	$1,241,000	150%	130%	$2,419,950
Mr. Coughlin	$645,000	100%	130%	$838,500
Mr. Rubiolo	$550,000	100%	130%	$715,000
Mr. Falu	$555,000	100%	130%	$721,500
Mr. Da Santos	$663,000	100%	130%	$861,900
(1)Payouts rounded to the nearest hundred.

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Long-Term Compensation
2024 LTC Awards

In 2024, we utilized the same overall long-term compensation vehicles as in prior years. The mix is designed to establish alignment between executive compensation and Stockholder value creation. Furthermore the LTC awards are intended to reward the achievement of AES’ long-term strategic and financial objectives, retain our NEOs, and also incorporate relevant market practices. All awards are subject to service-based conditions.

Award Type	Weight	Details	Vesting Schedule
Performance Stock Units (PSUs)		Results tied to three-year performance condition of Cumulative Parent Free Cash Flow (Parent FCF), a non-GAAP measure. If the conditions are met, the awards settle in shares.	3-Year Cliff Vest

Performance Cash Units (PCUs)
Outcomes contingent upon AES’ Total Stockholder Return (TSR) from January 1, 2024 through December 31, 2026 relative to the S&P 500 Index (40% weight), S&P Utilities Index (40% weight), and a custom Clean Energy peer group (20% weight).

Each PCU is valued at $1. If the conditions are met, the awards settle in cash.
3-Year Cliff Vest

Restricted Stock Units (RSUs)		Award subject to time-based conditions only, to retain and incentivize the NEOs. If the conditions are met, the awards settle in shares.	3-Year Ratable Vest

Cumulative Parent FCF was selected because it reflects the ability of our businesses to generate cash for our investors that can be either reinvested in the business or paid to investors through dividends, and additionally is a key metric for ratings agencies. The Compensation Committee approved targets that it believed to be challenging, but achievable and required growth over the prior year’s goals.

Relative TSR (rTSR) was identified as a measure to align our NEOs’ compensation with our Stockholders’ interests since the ability to earn the award is linked directly to stock price and dividend performance over a period of time. TSR is defined as the appreciation in stock price and dividends paid over the performance period as a percentage of the beginning stock price. To determine share price appreciation, we use a 90-day average stock price for AES relative to the identified peers groups at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

2024 LTC Changes: The award mix changed from 2023, to more evenly distribute the weight among the award vehicles. The change also linked a greater percentage of the NEOs’ compensation to share payouts rather than cash payouts. With this change, the Stock Awards column of the “2024 Summary Compensation Table” has a higher value compared to the prior year. The CEO’s target total compensation has not materially increased since 2022. Lastly, to create greater alignment to the AES portfolio, the Company replaced the MSCI Latin America Emerging Markets Index as a rTSR index in the 2024 PCUs. The Compensation Committee thoroughly evaluated potential clean energy peers to identify companies with similar market capitalization, organizational structure, and long-term goals. Based on this criteria, the following Clean Energy peer group was selected for the 2024 PCUs:

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Clean Energy Peers
Brookfield Renewable Partners L.P.	Iberdrola, S.A.
Clearway Energy, Inc.	NextEra Energy Inc.
EDP Renewables	Ørsted A/S
Enel Américas S.A.	RWE Clean Energy, LLC
Enlight Renewable Energy Ltd.
Payout Levels

The RSUs are subject to time-based vesting conditions and do not have varying payout levels associated with the award.

For the PSUs and PCUs, straight-line interpolation is used for performance between levels to determine the vesting percentage of an award. The following table illustrates the vesting percentage at each percentile rank for the 2024 - 2026 performance period.

Award	Metric	Performance Level	Payout Level
PSUs	Cumulative Parent FCF	Below 90% of target	0%
		90% of target	50%
		100% of target	100%
		Greater than 110% of target	200%

PCUs	Relative TSR	Below 30th percentile	0%
		30th percentile	50%
		50th percentile	100%
		Greater than 90th percentile	200%

2024 NEO Grants

Consistent with prior practice, the Company granted LTC awards to the NEOs in February 2024. The grant values below are based on AES’ closing stock price per share on the grant date of the PSUs and RSUs, and a per unit value of $1.00 for the PCUs. Mr. Gluski’s 2024 long-term incentive target has remained substantially the same since 2022.

NEO	2024 LTC Awards
	PSUs	PCUs	RSUs	Total
Mr. Gluski	$3,648,544	$3,648,540	$3,127,328	$10,424,412
Mr. Coughlin	$630,000	$630,000	$540,000	$1,800,000
Mr. Rubiolo	$525,008	$525,000	$450,000	$1,500,008
Mr. Falu	$525,008	$525,000	$450,000	$1,500,008
Mr. Da Santos	$560,000	$560,000	$480,000	$1,600,000

The values in the table above differ from the Stock Awards column in the “2024 Summary Compensation Table” because the PCUs contain a market condition that results in a fair market value, for financial accounting purposes, that differs from the $1 per unit value the Company uses to determine the grant. The Company does not disclose the Parent FCF targets for awards that are not vested to maintain the confidentiality of our strategic objectives and to protect sensitive business information.

2022 - 2024 LTC Performance Results

All NEOs, with the exception of Mr. Falu, received the 2022 - 2024 executive LTC awards. The Compensation Committee certified the performance results in February 2025 following the end of the PSU and PCU performance periods. The final payout results were as follows:
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Award Type	Weighting	Measure	Minimum	Target	Maximum	Payout %
PSUs		Cumulative Parent FCF				169%

PCUs		S&P 500 Index				0%
		S&P 500 Utilities Index				0%
		MSCI Latin America Emerging Markets Index				0%

The 2022 PSU award paid out at 169% of target based on actual Cumulative Parent FCF results of $3,016M during the three-year performance period, which was 106.87% of target. When compared to the 2021 - 2023 PSU three-year performance cycle, the target goal increased by over 8% and the actual performance results increased by nearly 10%. The number of PCUs that vest depends upon AES’ percentile rank against the companies in each of the indices. TSR for the Company over the 2022 - 2024 performance period was -33%, which resulted in the Company ranking in the bottom quartiles of TSR for the S&P 500 Utilities Index, S&P 500 Index, and MSCI Latin America Emerging Markets Index. The PCUs were earned at 0% and did not vest. The third tranche of the RSUs granted in February 2022 were subject to a +/- 15% performance modifier based on environmental and social goals. For a description of such goals, please see page 41 of the Company’s 2023 proxy statement. The first and second tranches of the RSUs vested on the first and second anniversaries of the grant date, respectively, based solely on continued service with the Company. Based on the performance assessments, the Committee determined that the environmental and social goals were collectively earned at 100% of target, resulting in no adjustment of the full award being applied to the vesting of the final tranche.

NEO	Target # Units			Final # Units Vested(1)
	PSUs	PCUs	RSUs	PSUs	PCUs	RSUs(2)
Mr. Gluski	149,489	5,212,200	33,220	252,636	0	33,220
Mr. Coughlin	18,714	652,500	4,159	31,627	0	4,159
Mr. Rubiolo	16,617	579,375	3,693	28,083	0	3,693
Mr. Falu(3)	—	178,583	2,846	—	301,805	2,846
Mr. Da Santos	22,855	796,875	5,079	38,625	0	5,079
(1) For the 2022 - 2024 LTC awards, excluding Mr. Falu, PSU performance results were 169% of target, PCUs performance results were 0% of target, and the RSUs were earned at 100% of target.
(2) Final vesting of the third tranche of the RSUs.
(3) Mr. Falu was not an Executive Officer at the time of the 2022 LTC grant, and therefore he was not granted PSUs in 2022. Mr. Falu was however granted PCUs which were based on the Company’s Cumulative Parent FCF results during the January 1, 2022 through December 31, 2024 performance period, which performed at 169% of target. In addition, Mr. Falu’s RSUs were not subject to performance conditions.
While the 2022 PSU grant paid out above target, it is important to note that these awards settle in shares. The executives received above target payouts, but their award value decreased substantially due to declines in AES share price. Using
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AES’ closing price per share on December 31, 2024, the above target PSU settlement for each executive is less than 5% above the aggregate grant date value of the 2022 PSU awards granted to them.
CEO Long-Term Compensation Pay

As noted in the “Overview of AES Total Compensation,” our CEO’s compensation is predominantly performance-based. To further demonstrate the CEO’s commitment to the Company’s performance and align with Stockholder’s interests, Mr. Gluski’s 2025 LTC grant value (at target) was reduced by 30% and consists 100% of performance-based awards.
In addition, taking into consideration the performance of the PSU, PCU, and RSU awards, Mr. Gluski’s payout of his long-term compensation grants demonstrates AES’ continued practice of pay for performance. The following chart outlines our CEO’s long-term compensation award values at grant and the current realizable values.
(1)    In the case of RSUs and PSUs, the “Value at Grant” amounts were calculated by multiplying the applicable closing prices per share of the Company’s common stock on the grant date of such award by the number of shares subject to such RSU or PSU award as described in footnotes 2 and 3, respectively. For the purposes of calculating the “Current Value” amounts, the closing price per share of the Company’s common stock on December 31, 2024 ($12.87) was multiplied by the number of shares subject to such RSU or PSU award as described in footnotes 2 and 3, respectively.
(2) The 2022 RSUs are reflected at 100% based on actual performance as certified by the Compensation Committee. The 2023 RSUs are assumed at target. The 2024 RSUs do not have performance conditions and the value reflects the calculation noted in footnote 1.
(3)    The 2022 PSUs are reflected at 169% based on actual performance as of December 31, 2024. The current value estimates for the 2023 and 2024 PSUs are reflected between target and maximum based on period to-date results as of December 31, 2024.
(4)    The PCUs are valued at $1 per unit. The 2022 PCUs are reflected at 0% based on actual performance. The current value estimates for the 2023 and 2024 PCUs are at reflected at 0% of target performance based on period to-date results as of December 31, 2024.
Other Relevant Compensation Elements, Policies, and Information

Perquisites

We generally do not provide perquisites to our NEOs, with the exception of international relocation related benefits. In 2023, at the Company’s request, Mr. Rubiolo relocated from Panama to the Company’s headquarters in Arlington, Virginia.
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For a three-year transition period through and including the 2025 tax year, we are providing Mr. Rubiolo with international relocation and tax equalization benefits so that as a non-U.S. resident, his overall tax obligation remains the same as if he were taxed exclusively in Panama. In addition, Mr. Falu, at the request of the Company, relocated from Chile to Arlington, Virginia in 2022. We provided Mr. Falu with relocation assistance at the time of his move and continued assistance in 2024 as he established permanent residence in the US. Please see the “All Other Compensation” column of the “2024 Summary Compensation Table” for additional details regarding these payments.

Retirement Benefits

Our NEOs participate in the Restoration Supplemental Retirement Plan (“RSRP”) which restores benefits that are limited under our broad-based 401(k) plan due to statutory limits imposed by the Code. The NEOs are not eligible to participate in pension plans. The RSRP’s objective is consistent with our philosophy to provide competitive levels of retirement benefits and to retain talented executives. The RSRP does not contain any enhanced or special benefit formulas for our NEOs. Contributions to the RSRP made in 2024 are included in the All Other Compensation column of the “2024 Summary Compensation Table.” Additional information regarding the RSRP is contained in the “2024 Non-Qualified Deferred Compensation Table” section.

Stock Ownership Guidelines

We adopted stock ownership guidelines in 2011. These guidelines promote our objective of increasing Stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to require our NEOs to maintain stock ownership at levels high enough to assure our Stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of AES common stock equal in value to a multiple of their annual salaries. The Compensation Committee sets the ownership multiples based on market practice for each NEO’s position. The current ownership multiple for each NEO as of fiscal year end 2024 is as follows:

NEO	Ownership Multiple of Base Salary
Mr. Gluski	6x
Mr. Coughlin	3x
Mr. Rubiolo	3x
Mr. Falu	3x
Mr. Da Santos	3x

Shares owned directly and shares beneficially acquired under our retirement plans all count toward satisfying the guidelines. Unexercised stock options, unvested PSUs and unvested RSU awards do not count towards satisfaction of the guidelines. All NEOs were in compliance with the stock ownership guidelines.

The Company requires that all net shares (net of option exercise price and/or withholding tax) acquired after the guideline effective date will be retained and cannot be liquidated until the guideline has been met.

Severance Policy
The Board has adopted a severance policy, which provides that the Company will seek Stockholder ratification of new severance arrangements in certain circumstances. The severance policy generally provides that, after October 6, 2022, AES will not enter into any new employment agreement or severance agreement with an executive officer (defined as an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act) that provides for “cash severance benefits” exceeding 2.99 times the sum of the executive’s annual base salary plus target annual bonus opportunity without seeking Stockholder ratification of the agreement (with limited exceptions). Under the severance policy, “cash severance benefits” are defined to include cash payments made in connection with the termination of the executive's employment (excluding payments relating to (A) long-incentive awards (i.e., an original aggregate vesting schedule of greater than one year) previously granted and that become payable as a result of employment termination and (B) any accrued amounts that become payable under deferred compensation, retirement, and other similar plans); for any consulting services; to secure
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an agreement not to compete with AES; that are not generally available to similarly situated management employees; in excess of, or outside of, the terms of a plan or policy; and to offset tax liability in respect of any of the foregoing.

Severance and Change in Control Arrangements

The Executive Severance Plan applies to all of the Company’s Executive Officers, the design of which is consistent with current market practices. Newly hired or promoted executives are generally included in this plan beginning on the first date of their executive appointment. The Executive Severance Plan does not contain any excise tax gross-ups and, thus, none of our NEOs are eligible for an excise tax gross-up for any payments received upon termination.

The Company provides severance benefits for qualifying termination both related and unrelated to a change in control to enable the attraction and retention of key executive talent. Also, in the case of severance benefits upon a qualifying termination related to a change in control, the Company believes these benefits will help to align the NEOs’ interests with those of Stockholders by mitigating any uncertainties the NEOs may have about their ongoing employment if the change in control is pursued. The Company provides severance benefits after a change in control only if there is a qualifying termination of employment following the change in control (i.e., “double-trigger benefits”). For a description of the severance payments and benefits received by an Executive Officer in the event of a qualifying termination, including following a change in control, see “Benefit Treatment Upon Termination.”

Clawback Policy and Forfeiture Provisions

In accordance with the requirements of the NYSE listing standards, we maintain an executive officer clawback policy (the “Clawback Policy”) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former “Section 16 officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act (a “Covered Officer”), in the event of an accounting restatement. Unless an exception applies, the Company will recover reasonably promptly from each Covered Officer the applicable incentive compensation received by such Covered Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as provided in the Clawback Policy.

In addition, under The AES Corporation 2003 Long-Term Compensation Plan, upon termination of employment by the Company for Cause (defined to include dishonesty; insubordination; continued and repeated failure to perform assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory performance; failing to make a good faith effort to bring unsatisfactory performance to an acceptable level; violation of the Company’s policies, procedures, rules or recognized standards of behavior; misconduct related to the employee’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Employee of his or her duties or obligations to the Company), any equity award held by an employee, for which the restrictions have not lapsed, which is not exercisable or which is not payable, will automatically be forfeited in full and canceled by the Company upon such termination of employment or service.

In the AES Form 10-K, the Company restated its previously issued interim (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statements of Operations, (iii) Condensed Consolidated Statements of Comprehensive Income, and (iv) Condensed Consolidated Statements of Changes in Equity as of and for the three and six months ended June 30, 2024, and as of and for the three and nine months ended September 30, 2024. During the normal course of the preparation of AES’ audited consolidated financial statements for the year ended December 31, 2024, the Company determined that it used incomplete data in the estimation of fair value of the net assets of AES Brasil, which was used in the calculation of impairment expense after AES Brasil was classified as held-for-sale in the second quarter of 2024, resulting in an overstatement of impairment expense that was calculated in the second and third quarters of 2024. The Company evaluated the adjustments to impairment expense recorded in such quarters, and after assessing the materiality of such adjustments, restated its financial statements for each of those quarters in the AES Form 10-K. The correct held-for-sale value was used in the calculation of the gain on the AES Brasil disposal group recorded in the fourth quarter of 2024. This restatement does not have any impact on management’s or other employees’ compensation, as incentive compensation plans were based on the attainment of certain financial and operating metrics unaffected by the adjustments. Accordingly, the Company concluded that no recovery of erroneously awarded compensation was required pursuant to the Clawback Policy.

Insider Trading Policy

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The Board has adopted an Insider Trading Policy and related procedures that govern the purchase, sale, and other dispositions of the Company’s securities by Directors, officers, and employees, as well as by the Company itself. We believe that our Insider Trading Policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The policy is filed as an exhibit to our AES Form 10-K.

Prohibition Against Hedging and Pledging

The Insider Trading Policy prohibits AES’ employees (including officers) and Directors from engaging in hedging transactions with respect to AES’ equity securities including, without limitation, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of AES’ securities. The Company additionally prohibits AES’ employees (including officers) and Directors from holding AES securities in margin accounts and pledging, hypothecating or otherwise using AES securities as collateral for a loan or other form of indebtedness.

Equity Grant Practices

The Company grants annual equity awards at approximately the same time each year following the approval by the Compensation Committee. The Compensation Committee and the Board of Directors do not take into account material non-public information when determining the timing or terms of equity awards nor do we time disclosure of material non-public information for the purpose of affecting the value of executive compensation with such equity awards. In 2024 we did not grant stock options, stock appreciation rights, or similar option-like awards to our NEOs.

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2024 Summary Compensation Table*

Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrés Gluski
President & Chief Executive Officer
2024	1,241,000	—	9,368,525	2,419,950	325,809	13,355,284
2023	1,241,000	—	8,796,107	2,364,105	314,982	12,716,194
2022	1,241,000	—	8,627,752	2,364,105	292,401	12,525,258

Stephen Coughlin
EVP & Chief Financial Officer
2024	645,000	—	1,617,678	838,500	114,545	3,215,723
2023	597,000	—	1,284,554	1,175,305	70,063	3,126,922
2022	580,000	—	1,080,078	736,600	49,302	2,445,980

Juan Ignacio Rubiolo
EVP & President, Energy Infrastructure
2024	550,000	—	1,348,073	715,000	675,254	3,288,327
2023	530,000	—	1,809,816	673,100	224,311	3,237,227
2022	515,000	321,875	959,044	654,050	295,000	2,744,969

Ricardo Falu(5)
EVP & Chief Operating Officer & President New Energy Technologies
2024	555,000	—	1,348,073	1,023,305	249,412	3,175,790

Bernerd Da Santos
EVP & President, Renewables
2024	663,000	—	1,437,936	861,900	130,748	3,093,584
2023	644,000	204,470	1,369,376	817,880	120,060	3,155,786
2022	625,000	—	1,319,077	793,750	107,586	2,845,413

*    Table excludes the Option Awards and Change in Pension Value and Non-Qualified Deferred Compensation Earnings information, which are not applicable.

(1)    The base salary earned by each NEO during fiscal years 2024, 2023, and 2022, as applicable.
(2)    For each NEO, the aggregate grant date fair values of AES PSUs, PCUs, and RSUs granted in the year, which are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions and, in the case of the PSUs, PCUs, and RSUs (where applicable), assuming a target level of performance. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 20), or Management’s Discussion & Analysis, as appropriate, contained in the AES Form 10-K, which also includes information for 2023 and 2022. Assuming the maximum market and financial performance conditions are achieved, and in the case of PSUs, the share price at grant, the maximum values of PSUs and PCUs granted in fiscal year 2024, and payable upon completion of the 2024 - 2026 performance period, are shown below.

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Maximum Value of PSUs and PCUs
Name	PSUs ($)	PCUs ($)	Total ($)
Mr. Gluski	7,297,088	7,297,080	14,594,168
Mr. Coughlin	1,260,000	1,260,000	2,520,000
Mr. Rubiolo	1,050,016	1,050,000	2,100,016
Mr. Falu	1,050,016	1,050,000	2,100,016
Mr. Da Santos	1,120,000	1,120,000	2,240,000
(3)    The value of non-equity incentive plan awards earned during the 2024 fiscal year and paid in 2025 under the Performance Incentive Plan. The amount for Mr. Falu also includes $301,805 associated with the cash settlement of his PCUs that had a Parent FCF metric granted in February 2022, and a performance period of January 1, 2022 through December 31, 2024.
(4)    All Other Compensation includes Company contributions to both qualified and non-qualified defined contribution retirement plans. Amounts for Mr. Rubiolo and Mr. Falu also include international relocation-related benefits.

Name	AES Contributions to Qualified Defined Contribution Plans ($)	AES Contributions to Non-Qualified Defined Contribution Plans ($)	International Relocation-Related Benefits(a) ($)	Total All Other Compensation ($)
Mr. Gluski	31,050	294,759	—	325,809
Mr. Coughlin	31,050	83,495	—	114,545
Mr. Rubiolo	31,050	—	644,204	675,254
Mr. Falu	31,050	60,586	157,776	249,412
Mr. Da Santos	31,050	99,698	—	130,748

a.     For Mr. Rubiolo, the amounts include the following benefits related to international relocation: tax equalization payments for regular pay and equity activity ($533,955), education reimbursement ($101,653), and expenses associated with a relocation to the United States from Panama ($8,596). For Mr. Falu, the amounts include the following benefits related to international relocation: related tax gross-up payments ($75,897) and expenses associated with a relocation to the United States from Chile ($81,879).
(5)    Mr. Falu was not an NEO prior to 2024. Therefore, no compensation information appears for him for 2022 or 2023, in accordance with applicable SEC rules.
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2024 Grants of Plan-Based Awards*

Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrés Gluski
	AIP	—	1,861,500	3,723,000
2/22/2024	PSU				—	228,034	456,068		3,648,544
2/22/2024	PCU				1,824,270	3,648,540	7,297,080		2,592,653
2/22/2024	RSU							195,458	3,127,328

Stephen Coughlin
	AIP	—	645,000	1,290,000
2/22/2024	PSU				—	39,375	78,750		630,000
2/22/2024	PCU				315,000	630,000	1,260,000		447,678
2/22/2024	RSU							33,750	540,000

Juan Ignacio Rubiolo
	AIP	—	550,000	1,100,000
2/22/2024	PSU				—	32,813	65,626		525,008
2/22/2024	PCU				262,500	525,000	1,050,000		373,065
2/22/2024	RSU							28,125	450,000

Ricardo Falu
	AIP	—	555,000	1,110,000
2/22/2024	PSU				—	32,813	65,626		525,008
2/22/2024	PCU				262,500	525,000	1,050,000		373,065
2/22/2024	RSU							28,125	450,000

Bernerd Da Santos
	AIP	—	663,000	1,326,000
2/22/2024	PSU				—	35,000	70,000		560,000
2/22/2024	PCU				280,000	560,000	1,120,000		397,936
2/22/2024	RSU							30,000	480,000

  * Table excludes “All other option awards: Number of securities underlying options” and “Exercise or base price of option awards” columns since AES did not grant options in 2024.

(1)    Reflects the threshold, target, and maximum annual cash incentive amounts that could have been earned pursuant to the 2024 awards granted under The AES Corporation Performance Incentive Plan. The amounts of annual cash incentive awards earned in 2024 by our NEOs were determined and paid in the first quarter of 2025, and are included in the “Non-Equity Incentive Plan Compensation” column of the “2024 Summary Compensation Table.” For additional information, please see “2024 Compensation Determinations — Annual Incentive Award.”
(2)    Amounts reflect the threshold, target, and maximum numbers of (i) PSUs and (ii) PCUs, granted under the 2003 Long-Term Compensation Plan. For additional information, please see “2024 Compensation Determinations — Long-Term Compensation.”
(3)    Amounts reflect the RSUs granted under the 2003 Long-Term Compensation Plan which generally vest on a service-based condition ratably over three years. For additional information, please see “2024 Compensation Determinations — Long-Term Compensation.”
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(4)    For all NEOs, reflects the aggregate grant date fair value of PSUs, PCUs and RSUs granted in the year which are computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions and, in the case of the PSUs and PCUs, assuming a target level of performance. Please reference footnote 2 of the “2024 Summary Compensation Table” for additional details.

2024 Outstanding Equity Awards at Fiscal Year-End*

The following table contains information concerning unvested stock awards granted to the NEOs which were outstanding on December 31, 2024.

Stock Awards
Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski
271,221	3,490,614	475,058	(2)	6,113,996
		4,430,370	(3)	4,430,370
		12,351	(4)	158,957

Stephen Coughlin
44,122	567,850	75,449	(2)	971,029
		695,588	(3)	695,588
		1,804	(4)	23,217

Juan Ignacio Rubiolo
75,490	971,556	64,595	(2)	831,338
		597,794	(3)	597,794
		1,589	(4)	20,450

Ricardo Falu
54,754	704,684	52,783	(2)	679,317
		473,175	(3)	473,175
		998	(4)	12,844

Bernerd Da Santos
41,702	536,705	73,456	(2)	945,379
		685,720	(3)	685,720
		1,923	(4)	24,749

*    Table excludes the Option Award columns since the NEOs did not hold options as of December 31, 2024 (stock options were last granted to Executive Officers in 2015). Stock awards are valued using the closing price per share on the last business day of the year, December 31, 2024 of $12.87, except that PCUs are valued at $1 per unit.
(1)    Included in this item for all NEOs are:
a.    An RSU award granted on February 24, 2022 that vested in one remaining installment on February 24, 2025. For all NEOs, the full portion of the final installment is shown. A portion of this award, with the exception of Mr. Falu’s award, was subject to a +/-15% modifier based on environmental and social goals and was earned at 100%.
b. A portion of an RSU award granted on February 24, 2023 that vests in two remaining installments on the anniversary date of the award in 2025 and 2026. For all NEOs, a portion of this award is subject to a +/-15% modifier based on environmental and social goals. Additional details described in footnote 4 below.
c. An RSU award granted on February 22, 2024 that vests in three equal installments on the anniversary date of the award in 2025, 2026, and 2027.
Also included in this item for Mr. Rubiolo are the supplemental awards granted on November 19, 2021 and February 24, 2023. The November 19, 2021 award vests solely based on continued service with the Company and based on the following
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schedule, first anniversary 10% of the award, second anniversary 15%, third anniversary 25%, and fourth anniversary 50%. The February 24, 2023 award vests ratably solely based on continued service with the Company on the first, second, and third anniversaries of the respective grant dates. In addition, Mr. Falu was granted a supplemental award on November 19, 2021, which is based solely on continued service with the Company and has the same vest schedule as noted above for Mr. Rubiolo.
(2)    Included in this item are: PSUs for all NEOs granted on February 24, 2023 and February 22, 2024 that will vest if earned, upon final certification of results in the first quarters of 2026 and 2027, respectively, based on the financial performance condition of AES’ three-year Cumulative Parent FCF, subject to Committee approval.
Based on AES’ performance through the end of fiscal year 2024 relative to the performance criteria, our current period to-date results for the 2023 - 2025 performance period are between target and maximum, and thus the maximum number of PSUs granted in 2023 are included above. Based on AES’ performance through the end of fiscal year 2024 relative to the performance criteria, our current period to-date results for the 2024-2026 performance period are between threshold and target, thus the target number of PSUs granted in 2024 are included above.
(3) Included in this item are: PCUs granted to all NEOs on February 24, 2023 and February 22, 2024 that will vest if earned, upon final certification of results in February 2026 and February 2027, respectively, based on AES’ three-year cumulative TSR performance relative to peers.
Based on AES’ performance through the end of fiscal year 2024 relative to the performance criteria, our current period to-date results for the 2023 - 2025 and 2024 - 2026 ongoing performance periods are below threshold and thus the threshold number of PCUs granted in 2023 and 2024 are included above.
(4) This item represents a portion of an RSU award granted on February 24, 2023 that vests in two remaining installments on the anniversary date of the awards in 2025 and 2026. The portion of this award that vest solely based on continued service with the Company is shown in the “Number of Shares or Units of Stock That Have Not Vested” column and described in footnote 1 above. The portion of the award shown in this column is subject to a +/-15% modifier of the target number of RSUs comprising the full award based on environmental and social goals. Based on AES’ performance through the end of the respective fiscal years relative to the environmental and social goals, our current period to-date results for the 2024 - 2026 ongoing performance period are between threshold and target and thus the target numbers of RSUs granted in 2023 that are subject to the +/-15% modifier are included above.
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2024 Option Exercises and Stock Vested

The following table contains information concerning the exercise of stock options and the vesting of PSU and RSU awards by the NEOs during 2024.

	Option Awards		Stock Awards (1,2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrés Gluski	396,053	891,119	334,235	4,557,009
Stephen Coughlin	—	—	42,990	591,308
Juan Ignacio Rubiolo	—	—	55,788	781,826
Ricardo Falu	—	—	17,299	255,492
Bernerd Da Santos	66,250	613,800	50,861	692,880

(1)    The 2022 PCUs also vested on December 31, 2024 with each unit having a value of $1.00.  However, the awards for all NEOs, except for Mr. Falu, resulted in a 0% payout.
(2)    Consists of a portion of the 2021, 2022 and 2023 RSUs, and the 2022 PSU awards which vested based on the three-year performance period ended on December 31, 2024. The value is based on the closing price per share on the applicable vesting date.

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2024 Non-Qualified Deferred Compensation
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Andrés Gluski	RSRP	186,150	294,759	606,207	—	9,850,133
Stephen Coughlin	RSRP	37,910	83,495	34,472	—	353,976
Juan Ignacio Rubiolo	IRP(5)	—	—	(14,296)	—	98,188
	RSRP	30,804	—	566	—	31,370
Ricardo Falu	RSRP	25,656	60,586	8,313	—	122,157
Bernerd Da Santos	RSRP	115,495	99,698	102,215	—	2,096,586

(1)    Amounts in this column represent elective contributions to the Restoration Supplemental Retirement Plan (“RSRP”) in 2024. Amounts were deferred from the “Salary” and “Non-Equity Incentive Plan Compensation” column of the “2024 Summary Compensation Table”.
(2)    Amounts represent the Company’s contributions to the RSRP. The Company’s contributions to the RSRP and the 401(k) Plan are included in the 2024 row of the “All Other Compensation” of the “2024 Summary Compensation Table.”
The table below summarizes the Company contributions under the RSRP that are included in the “2024 Summary Compensation Table.”

Name	2024 Contributions ($)	2023 Contributions ($)	2022 Contributions ($)
Mr. Gluski	294,759	285,282	264,951
Mr. Coughlin	83,495	40,363	21,852
Mr. Rubiolo	—	—	—
Mr. Falu	60,586	—	—
Mr. Da Santos	99,698	90,360	80,136
(3)    Amounts represent investment earnings under the RSRP and International Retirement Plan (IRP).
(4)    Amounts represent the balance of the RSRP and IRP at the end of 2024 and are included in the “2024 Summary Compensation Table” as described in footnote 2 herein.
(5)    Mr. Rubiolo is no longer an active participant in the IRP. In connection with a previous overseas assignment Mr. Rubiolo did participate in the IRP; neither the Company nor Mr. Rubiolo make contributions to the IRP. The only activity in this account is for investment earnings on previously contributed amounts.

Restoration Supplemental Retirement Plan (RSRP)

The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to The AES Corporation Retirement Savings Plan (the “401(k) Plan”). As a result of these regulations, matching contributions to the 401(k) Plan accounts of our NEOs in fiscal year 2024 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in the RSRP which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Individuals who participate in the RSRP may defer up to 80% of their base salary and up to 100% of their annual bonus under the RSRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to statutory limits.

The Company may maintain up to four separate deferral accounts for participants in the RSRP, each of which may have a different distribution date and a different distribution option. A participant in the RSRP may elect to have distributions made in a lump sum payment or annually over a period of two to fifteen years. All RSRP distributions are made in cash.

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Under the RSRP individuals have the ability to select from a list of hypothetical investments. The investment options are functionally equivalent to the investments made available to all participants in the 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual RSRP account balances are 100% vested.
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Benefit Treatment Upon Termination

The following table describes the general treatment of compensation NEOs may receive upon certain termination and change in control (“CIC”) events, subject to the applicable plans and terms and conditions of the awards.

Element	Voluntary or For Cause	Involuntary Not For Cause or For Good Reason(1)	CIC With Termination(2) or Qualifying Event(2)	Death	Disability(3)
Base Salary(4)	Annualized base salary through termination date.	Annualized base salary through termination date.	Annualized base salary through termination date.	Designated beneficiary receives annualized base salary through termination date.	Annualized base salary through termination date or, if earlier, the end of the month preceding the month in which disability benefits commence.

Annual Bonus(4)	None.	Pro-rata bonus paid over the non-compete period.	Pro-rata bonus.	Pro-rata bonus for CEO only.	Pro-rata bonus for CEO only.

Cash Severance(4)	None.	Payment equal to 1x (2x for CEO) base salary and bonus target for the year in which termination occurs paid over the non-compete period.	Lump sum payment equal to 2x (3x for CEO) base salary and bonus target for the year in which termination occurs.	None.	None.

RSUs(5)(6)	Unvested awards are forfeited.	Unvested awards are forfeited.	Unvested awards vest at target and are paid on the date of the Qualifying Event.	Unvested awards vest at target and are paid on the separation date.	Unvested awards vest at target and are paid on the separation date.

PSUs(5)(6)	Unvested awards are forfeited.	Vested awards are paid on the original schedule, subject to performance against the applicable goals.	Full awards vest at target and are paid on the date of the Qualifying Event.
Termination prior to the end of the performance period, full awards vest at target and are paid on separation date. Subsequent to the end of the performance period, full awards vests and are paid on the original schedule, subject to performance against the applicable goals.

Termination prior to the end of the performance period, full awards vest at target and are paid on separation date. Subsequent to the end of the performance period, full awards vests and are paid on the original schedule, subject to performance against the applicable goals.

PCUs(5)(6)	Unvested awards are forfeited.	Vested awards are paid on the original schedule, subject to performance against the applicable goals.	Full awards vest at target and are paid on the date of the Qualifying Event.
Termination prior to the end of the performance period, full awards vest at target and are paid on separation date. Subsequent to the end of the performance period, full awards vest and are paid on the original schedule, subject to performance against the applicable goals.

Termination prior to the end of the performance period, full awards vest at target and are paid on separation date. Subsequent to the end of the performance period, full awards vest and are paid on the original schedule, subject to performance against the applicable goals.

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Benefits Continuation(4)	None.	Continued medical, dental, and vision coverage not to exceed 12 months (24 months for CEO).	Continued medical, dental, and vision coverage not to exceed 18 months (36 months for CEO).	None.	None.

Outplacement Assistance(4)	None.	Reasonable amount provided from termination up to the end of the second calendar year following termination.	Reasonable amount provided from termination up to the end of the second calendar year following termination.	None.	None.

(1) The Good Reason termination trigger (outside of a CIC) applies only for the Company’s CEO.
(2) Under the Executive Severance Plan, the termination must occur within two years following a CIC, (a) by the NEO for Good Reason or (b) involuntarily by the Company (other than for Cause, disability or due to death). Under the terms of the award agreements, a Qualifying Event means (a) the failure of a successor company in a CIC to provide a substantially similar substitute award; (b) an involuntary termination of the NEO without Cause within two years of the consummation of a CIC; and (c) a Good Reason termination by the NEO within two years of the consummation of a Change-in-Control.
(3) In the case of termination due to disability, the NEO will also receive disability benefits in accordance with the terms of the long-term disability program then in effect for senior executive officers of the Company.
(4) NEOs are eligible to receive payments and benefits upon termination governed by the terms and conditions of the Executive Severance Plan. As a condition of participation in the Executive Severance Plan, NEOs are subject to certain non-competition (12 months for NEOs and 24 months for the CEO), non-solicitation (12 months for NEOs and 24 months for the CEO), non-disparagement (ongoing), and confidentiality (ongoing) obligations, as described in the Executive Severance Plan. The NEOs are also required to execute a general release of claims against the Company.
(5) A voluntary Qualified and Early Retirement means a retirement approved in accordance with Company policy, in effect at the time of such retirement. To meet the requirements of a Qualified Retirement, an employee must be: (i) at least 60 years of age; and (ii) have at least seven years of service as an employee. For an Early Retirement an employee must be: (i) at least 57 years of age; and (ii) have at least 10 years of service as an employee. In the case of an approved Qualified or Early retirement, the outstanding RSUs, PSUs, and PCUs fully vest on the original schedule, subject to performance against applicable goals, where applicable.
(6) NEOs are eligible to receive payments and benefits upon termination governed by the terms and conditions of the applicable award agreements under the 2003 Long-Term Compensation Plan. The award agreements include non-solicit provisions which provide that, for a period of 12 months following termination of employment, a NEO will not solicit employees of the Company.

The scenarios described above assume that former employees comply with the terms and conditions of the plans, awards and applicable restrictive covenants. Due to the many factors that affect the nature and amount of any benefits provided upon termination events, actual amounts paid or distributed to NEOs may be different from the values shown in the table.

For additional information pertaining to definition of terms, please reference “Appendix C: Definition of Terms.”

Retirement Plans

In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a CIC, the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his or her elections if the NEO was 59 and a half or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 and a half, the value of the deferral account will be in a lump sum.

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Potential Payments Upon Termination

The following table contains estimated payments and benefits to each of the currently employed NEOs in connection with a termination of employment. The amounts assume that a termination or change in control (CIC) occurred on December 31, 2024 and, where applicable, use the closing price per share of AES common stock of $12.87, as reported on the NYSE on December 31, 2024.

	Termination(1)
Name	Voluntary(2) or For Cause ($)	Involuntary Not For Cause or For Good Reason ($)	CIC With Termination or Qualifying Event ($)	Death ($)	Disability ($)
Andrés Gluski
Cash Severance(3)	—	6,205,000	9,307,500	—	—
Accelerated Vesting of LTC(4)	—	—	17,034,709	17,034,709	17,034,709
Benefits Continuation(5)	—	49,442	74,163	—	—
Outplacement Assistance(6)	—	25,000	25,000	—	—
Total	—	6,279,442	26,441,372	17,034,709	17,034,709

Stephen Coughlin
Cash Severance(3)	—	1,290,000	2,580,000	—	—
Accelerated Vesting of LTC(4)	—	—	2,721,135	2,721,135	2,721,135
Benefits Continuation(5)	—	22,026	33,039	—	—
Outplacement Assistance(6)	—	25,000	25,000	—	—
Total	—	1,337,026	5,359,174	2,721,135	2,721,135

Juan Ignacio Rubiolo
Cash Severance(3)	—	1,100,000	2,200,000	—	—
Accelerated Vesting of LTC(4)	—	—	2,814,415	2,814,415	2,814,415
Benefits Continuation(5)	—	22,026	33,039	—	—
Outplacement Assistance(6)	—	25,000	25,000	—	—
Total	—	1,147,026	5,072,454	2,814,415	2,814,415

Ricardo Falu
Cash Severance(3)	—	1,110,000	2,220,000	—	—
Accelerated Vesting of LTC(4)	—	—	2,214,688	2,214,688	2,214,688
Benefits Continuation(5)	—	22,261	33,392	—	—
Outplacement Assistance(6)	—	25,000	25,000	—	—
Total	—	1,157,261	4,493,080	2,214,688	2,214,688

Bernerd Da Santos
Cash Severance(3)	—	1,326,000	2,652,000	—	—
Accelerated Vesting of LTC(4)	—	—	2,630,808	2,630,808	2,630,808
Benefits Continuation(5)	—	22,026	33,039	—	—
Outplacement Assistance(6)	—	25,000	25,000	—	—
Total	—	1,373,026	5,340,847	2,630,808	2,630,808

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(1)    The NEOs receive no additional payments or benefits if there is i) a voluntary termination unrelated to Qualified Retirement or Early Retirement; ii) a termination for Cause; or iii) a CIC without a termination or Qualifying Event.
(2) As of December 31, 2024, Mr. Gluski and Mr. Da Santos had reached both the age and years of service criteria to be eligible for a Qualified Retirement, which requires Committee approval. If Mr. Gluski had retired on December 31, 2024, and the Committee approved a Qualified Retirement, the aggregate value of his PSUs, PCUs, and RSUs (all assumed at target performance, where applicable), would have been $17,034,709. If Mr. Da Santos had retired on December 31, 2024, and the Committee approved a Qualified Retirement, the aggregate value of his PSUs, PCUs, and RSUs (all assumed at target performance, where applicable), would have been $2,630,808.
(3)    Upon an involuntary termination not for Cause or a qualifying termination following a CIC, and in the case of Mr. Gluski, termination due to death or disability, or Good Reason (outside of change-in-control), a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the above table because as of December 31, 2024, the service and performance conditions under AES’ 2024 annual incentive plan would have been satisfied.
(4) Accelerated Vesting of Long-Term Compensation (“LTC”) includes the value of outstanding PSUs, PCUs, and RSUs, all at the target payout levels.
(5)    Upon an involuntary termination not for Cause or a qualifying termination following a CIC, and in the case of Mr. Gluski, termination for Good Reason (outside of CIC), the NEO may receive continued medical, dental and vision benefits. The value of benefits continuation is based on the share of premiums paid by the Company on each NEO’s behalf in 2024, based on the coverage in place at the end of December 2024. For the period that benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.
(6)    Upon an involuntary termination not for Cause or a qualifying termination following a CIC, and in the case of Mr. Gluski, termination for Good Reason (outside of CIC), the NEOs are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

CEO Pay Ratio

As required by SEC rules, we are disclosing the median annual total compensation of all employees of AES (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median annual total compensation of all employees to the annual total compensation of the CEO.

We performed the pay ratio analysis of our employee population for 2024 to re-identify the median employee. We chose December 1st as the determination date to identify our median employee, which date was within the last three months of our most recently completed fiscal year. As of December 1, 2024, we had roughly 9,100 employees. We selected the median employee using the following compensation elements: base salary, target bonus, and target LTC.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee’s annual total compensation are calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

In 2024, the median employee’s annual total compensation was $97,584, and the total annual compensation of our CEO was $13,355,284. The ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2024 is 137:1.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine total annual compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated by reference into the AES Form 10-K for the year ended December 31, 2024.

The Compensation Committee of the Board of Directors,

Alain Monié, Chair
Janet G. Davidson
Julie M. Laulis
Moisés Naím
Teresa M. Sebastian

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Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:
•Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth in the short-term through the annual incentive award based on quantifiable goals and in the long-term, through the payment of awards, the value of which are tied directly to AES share price performance;
•Our annual incentive plan, PSUs, and PCUs provide a defined range of payout opportunities from 0% - 200% of target;
•Total compensation levels are heavily weighted on long-term incentive awards;
•The Company has stock ownership guidelines so that the NEOs’ have direct ties to the long-term success of the Company; and
•The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.

In 2024, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators including:
•Balance of fixed and variable pay opportunities;
•Capped incentive plans and multiple incentive measures;
•Mix of performance measurement time periods;
•Long-term stock ownership requirements and holding requirements;
•Allowable Compensation Committee discretion for the incentive plans;
•Compensation Committee oversight, including plan results and approval of goals;
•Moderate severance program; and
•Clawback policy.
Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program are not reasonably likely to have a material adverse effect upon AES.

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Pay Versus Performance Disclosure

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO1 (b)	Compensation Actually Paid to PEO1,2 (c)	Average Summary Compensation Table for Non-PEO NEOs[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs [1,2] (e)	Total Shareholder Return3 (f)	Peer Group Total Share-holder Return[3] (g)	Net Income ($M) (h)	Parent Free Cash Flow ($M)4 (i)
2024	$13,355,284	$5,896,312	$3,193,356	$1,803,133	$76	$138	$802	$1,107
2023	$12,716,194	($5,546,374)	$3,023,432	$31,596	$109	$112	($182)	$1,003
2022	$12,525,258	$27,934,235	$3,210,492	$4,525,790	$158	$120	($505)	$906
2021	$14,379,190	$13,464,027	$3,363,281	$2,482,306	$129	$118	($409)	$839
2020	$11,468,027	$15,372,256	$2,098,237	$2,583,769	$122	$101	$46	$777

(1) Mr. Gluski served as our principal executive officer (“PEO”) for the full year in 2024, 2023, 2022, 2021 and 2020. For 2024, our non-PEO named executive officers (NEOs) included Mr. Coughlin, Mr. Rubiolo, Mr. Falu, and Mr. Da Santos. For 2023, our non-PEO NEOs included Mr. Coughlin, Mr. Rubiolo, Mr. Da Santos, and Ms. Mendoza. For 2022, our non-PEO NEOs included Mr. Coughlin, Mr. Da Santos, Mr. Rubiolo, Ms. Mendoza, and Mr. Nebreda. For 2021, our non-PEO NEOs included Mr. Coughlin, Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger. For 2020, our non-PEO NEOs included Mr. Pimenta, Mr. Da Santos, Ms. Mendoza, and Ms. Krueger.
(2) For 2024, 2023, 2022, 2021 and 2020, the values included in this column for the compensation actually paid (CAP) to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

PEO		2024
Summary Compensation Table Total for PEO (column (b))*		$13,355,284
-	Summary Compensation Table “Stock Awards” column value	($9,368,525)
-	Summary Compensation Table “Options Awards” column value	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$6,512,478
+	Change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	($2,058,910)
+	Vesting date fair value of equity awards granted and vested in the covered year	$0
+	Change in fair value of equity awards granted in prior years that vested in the covered year	($1,590,830)
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	($1,640,801)
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$687,616
+	Excess fair value for equity award modifications	$0
Compensation Actually Paid to PEO (column (c))		$5,896,312
*Pension calculations excluded from the above table as AES’ PEO does not participate in any pension plan.

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Average for Non-PEO NEOs		2024
Summary Compensation Table Average Total for Non-PEO NEOs (column (d))*		$3,193,356
-	Summary Compensation Table “Stock Awards” Column Value	($1,437,940)
-	Summary Compensation Table “Options Awards” Column Value	$0
+	Year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$999,576
+	Change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	($354,588)
+	Vesting date fair value of equity awards granted and vested in the covered year	$0
+	Change in fair value of equity awards granted in prior years that vested in the covered year	($595,788)
-	Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	($159,663)
+	Dollar value of dividends/earnings paid on equity awards in the covered year	$158,180
+	Excess fair value for equity award modifications	$0
Average Compensation Actually Paid to Non-PEO NEOs (column (e))		$1,803,133
*Pension calculations excluded from the above table as AES Non-PEO NEOs do not participate in any pension plan.

(3) Total shareholder return (TSR) for the Company and the peer group was calculated as the yearly percentage change in cumulative TSR based on a deemed fixed investment of $100 at market close on December 31, 2019 and in accordance with Items 201(e) and 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, our peer group is the S&P 500 Utilities Index. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding the cumulative returns over time.
(4) Parent Free Cash Flow is calculated as set forth in Appendix A: Non-GAAP Measures.

Pay Versus Performance Relationship Descriptions

Period	Compensation Actually Paid to PEO	Average Compensation Actually Paid to Non-PEO NEOs	AES’ TSR	Peer Group TSR	Net Income	Parent Free Cash Flow
2020 to 2024	Decrease by 62%	Decrease by 30%	7.6%	37.8%	Increase of $756M	Increase of $330M

•Relationship between Compensation Actually Paid to our PEO and the Average of Compensation Actually Paid to Non-PEO NEOs and AES’ Cumulative TSR. From 2020 through 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 62% and 30%, respectively, compared to AES’ cumulative TSR of 7.6% over the same time period. In 2024, CAP decreased for our PEO and Non-PEO NEOs largely due to the TSR results, further emphasizing the link between pay and performance for our executives.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2020 through 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 62% and 30%, respectively, compared to an increase of $756M in our Net Income over the same time period. Net Income included in the Pay Versus Performance table is calculated in accordance with GAAP and includes the impact of asset impairments which are largely due to AES’ continued execution of its energy transition strategy to exit from coal generation.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Parent Free Cash Flow. From 2020 through 2024, the compensation actually
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paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 62% and 30%, respectively, compared to a $330M increase in our Parent Free Cash Flow over the same period.
•Relationship Between the Company’s TSR and the Peer Group TSR. AES’ cumulative TSR for the 2020 through 2024 period of 7.6% which lagged that of the peer group (S&P 500 Utilities Index) which was 37.8% over the same period.

Tabular List

The following table lists the financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs for fiscal 2024 to our performance:

Performance Metric
Adjusted Earnings Per Share (EPS)
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
Parent Free Cash Flow
Relative TSR vs. S&P 500 Utilities Index
Relative TSR vs. S&P 500 Index
Relative TSR vs. Custom Clean Energy Peers

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AUDIT MATTERS

Report of the Financial Audit Committee

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures; the performance of the Company’s internal audit function and the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Audit Committee’s Charter. In addition to discussions with the CEO, CFO and other members of Management regarding the preparation of the Company’s financial statements and operating results during fiscal year 2024, the Audit Committee, pursuant to the Audit Committee’s oversight of the Company’s internal audit function and Ethics and Compliance program, received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

As of March 10, 2025, the Audit Committee included four members of the Board. In February 2025, the Board determined that each member of the Audit Committee qualified as independent under the independence standards existing under the NYSE rules and under the independence standards for audit committee members under the Exchange Act. At that time, the Board also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Mses. Koeppel and Shaughnessy, and Mr. Anderson qualified as Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such members.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). EY has served as the Company’s independent registered public accounting firm since 2008. The Audit Committee discussed with EY the overall scope and plans for the integrated audit of the Company’s financial statements, and met with EY with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has primary responsibility for establishing and maintaining adequate internal financial controls for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor EY is responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. EY’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its Stockholders. The Audit Committee participates in the selection of the lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any); through in-person meetings with the Lead Partner; and through discussion between the Committee and Management regarding the selection of the Lead Partner. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024 with Management and EY. In addition, the Audit Committee has discussed with EY the matters
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required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

EY has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm’s independence from the Company. The Audit Committee has concluded that EY’s provision of audit services to the Company is compatible with EY’s independence. The Audit Committee also discussed EY’s proposed fees with Management, including the scope of services, fees paid to comparable companies, fees paid by the Company in prior years, and other factors relevant to the appropriateness of fees. Based on this review, the Audit Committee approved the amount of fees to be paid to EY for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm of this Proxy Statement.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 be included in the AES Form 10-K.

The Financial Audit Committee,

Gerard M. Anderson
Inderpal S. Bhandari
Holly K. Koeppel, Chair
Maura Shaughnessy

Information Regarding the Independent Registered Public Accounting Firm
The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and December 31, 2023 by the Company’s principal accounting firm, EY.

	$ in millions
	2024	2023(1)
Audit Fees	$18.40	$20.13
Audit Related Fees	1.08	0.48
Tax Fees	0.02	0.05
All Other Fees	0.02	0.02
Total Fees	$19.52	$20.68
(1) 2023 Audit Fees have been updated from those included in our 2024 Proxy Statement to account for the final fees and expenses incurred during such year.

Audit Fees. The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees. The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans and accounting consultations.

Tax Fees. EY provided certain tax services related to tax exemption advisory in the fiscal year ended December 31, 2024. EY provided certain tax services related to tax exemption advisory and a review of income tax returns in the fiscal year ended December 31, 2023.

All Other Fees. The amounts noted above for All Other Fees include fees billed for the fiscal year ended December 31, 2024 for access provided to an EY Technical Researcher.

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Pre-Approval Policies and Procedures. The Company desires to maintain an independent relationship between itself and EY, and to confirm that level of independence during 2024, the Audit Committee maintained its pre-approval policy established in 2002 to evaluate whether EY may be eligible to provide certain services outside of its main role as outside auditor. The pre-approval policy permits EY to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee consistent with the terms, exceptions and limitations set forth in the Sarbanes-Oxley Act, subject to de minimis exceptions for permitted non-audit services that are later approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by EY during 2024 were pre-approved by the Audit Committee in accordance with Company policy and the Sarbanes-Oxley Act.

[Remainder of Page Intentionally Left Blank]
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 10, 2025, except as otherwise noted below, based on 711,900,547 shares outstanding as of such date, by (a) each Director serving as of March 10, 2025, each Director nominee, and each NEO set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group, and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock. Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our Common Stock.
Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)
Gerard M. Anderson	Director	18,276	*
Inderpal S. Bhandari	Director	22,592	*
Janet G. Davidson	Director	70,038	*
Andrés R. Gluski	President, CEO and Director	1,984,514	*
Holly K. Koeppel	Director	161,943	*
Julie M. Laulis	Director	73,848	*
Alain Monié	Director	231,742	*
John B. Morse, Jr.	Director and Chairman of the Board	377,737	*
Moisés Naím	Director	196,081	*
Teresa M. Sebastian	Director	34,965	*
Maura Shaughnessy(3)	Director	158,158	*
Stephen Coughlin	EVP and CFO	167,752	*
Bernerd Da Santos	EVP and President, Renewables	401,282	*
Ricardo Falu	EVP and Chief Operating Officer and President, New Energy Technologies	117,431	*
Juan Ignacio Rubiolo	EVP and President, Energy Infrastructure	198,705	*
All Directors and Executive Officers as a Group (17) persons		4,654,924	0.65%

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Shares Beneficially Owned by Greater Than 5% Stockholders

Name/Address	Shares of Common Stock Beneficially Owned	% of Class
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, PA 19355	87,795,504	12.33%
BlackRock, Inc. (5) 50 Hudson Yards New York, NY 10001	50,504,488	7.09%
FMR LLC (6) 245 Summer Street Boston, MA 02210	49,015,817.19	6.89%

*    Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)    The shares of our Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, shares of our Common Stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our Common Stock within 60 days of March 10, 2025, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Includes (a) the following shares issuable upon exercise of Options outstanding that are able to be exercised on or before May 9, 2025: Mr. Anderson – 0 shares; Mr. Bhandari – 0 shares; Ms. Davidson – 0 shares; Ms. Koeppel - 0 shares; Ms. Laulis – 0 shares; Mr. Monié – 99,051 shares; Mr. Morse – 0 shares; Dr. Naím – 0 shares; Ms. Sebastian – 0 shares; Ms. Shaughnessy – 0 shares; Mr. Gluski – 0 shares; Mr. Da Santos – 0 shares; Mr. Falú – 0 shares; Mr. Coughlin – 0 shares; Mr. Rubiolo – 0 shares; and all Directors and Executive Officers as a group – 99,051 shares; (b) the following units issuable under The AES Corporation 2003 Long Term Compensation Plan, including The AES Corporation Deferred Compensation Plan for Directors: Mr. Anderson – 18,276 units; Mr. Bhandari – 22,592 units; Ms. Davidson – 70,038 units; Ms. Koeppel – 161,943 units; Ms. Laulis – 72,348 units; Mr. Monié – 103,966 units; Mr. Morse – 366,737 units; Dr. Naím – 196,081 units; Ms. Sebastian – 34,965 units; Ms. Shaughnessy – 48,505 units; all non-employee Directors as a group – 1,095,451 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski – 33,309 shares; Mr. Coughlin – 0 shares; Mr. Da Santos – 31,693 shares; Mr. Falú – 0 shares; Mr. Rubiolo – 0 shares; and all Executive Officers as a group – 96,590 shares.

(3)    Includes 49,000 shares held in two separate trusts for which Ms. Shaughnessy serves as trustee.

(4) Based solely on information furnished in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024, in which Vanguard reported that it had (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 838,174 shares, (c) sole dispositive power with respect to 84,934,399 shares, and (d) shared dispositive power with respect to 2,861,105 shares, with an aggregate amount beneficially owned by the reporting person of 87,795,504 shares.
(5)    Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates (“BlackRock”) with the SEC on November 12, 2024, in which BlackRock reported that it had (a) sole voting power with respect to 47,233,340 shares, (b) shared voting power with respect to 0 shares, (c) sole dispositive power with respect to 50,504,488 shares, and (d) shared dispositive power with respect to 0 shares, with an aggregate amount beneficially owned by the reporting person of 50,504,488 shares.

(6) Based solely on information furnished in the Schedule 13G/A filed by FMR LLC and Abigail P. Johnson with the SEC on February 12, 2025, in which FMR LLC reported that it had (a) sole voting power with respect to 41,732,474.20 shares, (b) shared voting power with respect to 0 shares, (c) sole dispositive power with respect to 49,015,817.19 shares, and
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(d) shared dispositive power with respect to 0 shares, and Abigail P. Johnson reported that she had (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 0 shares, (c) sole dispositive power with respect to 49,015,817.19 shares, and (d) shared dispositive power with respect to 0 shares, with an aggregate amount beneficially owned by the reporting persons of 49,015,817.19 shares.

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ANNUAL MEETING PROPOSALS

Proposal 1: Election of Directors

The Board has nominated eleven Directors (the “Nominees”) for election at the Annual Meeting, each to serve a one-year term expiring at the Annual Meeting in 2026. The Governance Committee has evaluated and recommended the Nominees in accordance with its charter. Biographies describing each candidate’s background and relevant experience can be found in the Board and Committee Governance section under Board of Directors - Biographies of this Proxy Statement on page 28.

Name	Age	Director Since	Occupation
Gerard M. Anderson	66	2023	Former CEO and Executive Chairman of DTE Energy Company
Inderpal S. Bhandari	65	2024	Former Global Chief Data Officer of IBM
Janet G. Davidson	68	2019	Former EVP, Quality & Customer Care of Alcatel Lucent
Andrés R. Gluski	67	2011	President and CEO of AES
Holly K. Koeppel	66	2015	Former Chief Financial Officer for American Electric Power
Julie M. Laulis	62	2020	President, CEO, and Chair of Cable One, Inc.
Alain Monié	74	2017	Non-Executive Chairperson and former CEO of Ingram Micro Inc.
John B. Morse, Jr.	78	2008	Former SVP, Finance and CFO of The Washington Post Company
Moisés Naím	72	2013	Distinguished Fellow, Carnegie Endowment for International Peace
Teresa M. Sebastian	67	2021	President and CEO of The Dominion Asset Group
Maura Shaughnessy	63	2021	Former Global Portfolio Manager of MFS Utilities Fund

The Board Recommends a Vote FOR the Election of Each of the Director Nominees Named Above

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Proposal 2: Approval, on an Advisory Basis, of the Company’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement (referred to as a say-on-pay vote). At our 2023 Annual Meeting, Stockholders voted to hold an advisory vote on our executive compensation program on an annual basis (with the next one occurring in 2026), and based on the Board’s recommendation and the voting results, the Company determined that future say-on-pay votes will be held every year until the next advisory vote on the frequency of such advisory votes in 2029. The Company asks that you support the compensation of our NEOs as disclosed in the CD&A section and the accompanying tables and narratives contained in this Proxy Statement.

The CD&A section discusses how our executive compensation policies and programs implement our executive compensation philosophy, including our emphasis on pay for performance. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Accordingly, the Board recommends that our Stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, value the opinions of our Stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board Recommends a Vote FOR the Approval, on an Advisory Basis, of the Company’s Executive Compensation

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Proposal 3: Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2025

The Audit Committee has appointed EY, an independent registered public accounting firm, as the auditor to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the fiscal year ending December 31, 2025. The appointment of EY is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of EY will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of EY and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2025 is hereby APPROVED, RATIFIED AND CONFIRMED.”

In the event the Stockholders do not ratify the appointment of EY, the Audit Committee will consider whether it should appoint an alternative firm.

The Board Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2025

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Proposal 4: Approval of The AES Corporation 2025 Equity and Incentive Compensation Plan

Overview

The Board recommends a vote for the approval of The AES Corporation 2025 Equity and Incentive Compensation Plan (the “2025 Plan”) to continue our ability to provide to our non-employee directors, officers and other employees equity and cash incentive awards that reward their service and performance and promote the goals of our compensation strategy.

Subject to adjustment as provided in the 2025 Plan, the number of shares of common stock authorized for issuance under the 2025 Plan is 14,000,000 plus (i) the total number of shares of common stock remaining available for awards under The AES Corporation 2003 Long Term Compensation Plan (As Amended and Restated) (the “Predecessor Plan”) as of the effective date of the 2025 Plan (7,964,940 shares as of March 10, 2025) and (ii) any shares of common stock relating to outstanding awards under the Predecessor Plan that are added pursuant to the share counting rules of the 2025 Plan.

The following table provides information regarding shares available for issuance and outstanding awards issued under the Predecessor Plan following the Company’s 2025 annual grants as of March 10, 2025:

Options outstanding	119,051
Full-value awards outstanding[1]	6,341,605
Weighted-average exercise price of outstanding options	$12.50
Weighted-average remaining contractual term of outstanding options	3.26
Shares available for grant under the Predecessor Plan[2]	7,964,940
Shares of common stock outstanding	711,900,547

[1] Assumes maximum performance for outstanding unearned (i) PSUs and (ii) RSUs with modifiers for environmental and social performance conditions.
[2] Includes 6,341,605 shares underlying PSU and RSU awards (assuming maximum performance for all outstanding PSU and RSU awards), 1,504,284 shares underlying Director stock unit awards, and 119,051 shares issuable upon the exercise of Option grants, for an aggregate number of 7,964,940 shares.

The following is a summary of the 2025 Plan, which is qualified in its entirety by the complete text of the 2025 Plan attached as Appendix B to this proxy statement. To the extent the description below differs from the 2025 Plan text in Appendix B, the text of the 2025 Plan governs the terms and provisions of the 2025 Plan. Because Company directors and executive officers are eligible to receive awards under the 2025 Plan, they may be deemed to have a personal interest in the adoption of this proposal.

The 2025 Plan will only become effective subject to approval by our stockholders and, if it is not approved, the Predecessor Plan will continue to remain in effect. If the 2025 Plan is approved by the Company’s stockholders at the Annual Meeting, no new grants will be made under the Predecessor Plan following the date of such approval, provided that outstanding awards granted under the Predecessor Plan will continue unaffected by such stockholder approval.

The 2025 Plan will be a new plan for the Company, pursuant to which participants will receive awards based on the discretion of the Compensation Committee and its designees. As such, if approved by the Company’s stockholders at the Annual Meeting, it is not possible at present to determine the number of, or specific participants in, the 2025 Plan or the amount or form of any award that will be granted or available for grant to any participant in the future under such plan.

Key Features of the 2025 Plan

Plan Feature	Description
Plan Term	10 year term
Minimum Vesting/Performance Period	Except as otherwise provided in the 2025 Plan, the granted equity-based awards will generally be subject to either a minimum vesting or performance period of one year.
Limits on Non-Employee Director Compensation	Annual cap on the amount of compensation that may be granted to each non-employee director.
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No Share Recycling	Shares withheld to pay withholding tax obligations, or for the payment of option exercise prices, among other circumstances, will not be added back to the authorized share pool.
No Dividends or Equivalents Paid on Unvested Awards or on Stock Option Rights or Appreciation Rights	No dividends or dividend equivalents will be paid (1) on stock option rights or appreciation rights or (2) on other types until they are earned and/or vested.
No Repricing Without Stockholder Approval	Stock option rights and appreciation rights may not be repriced without obtaining stockholder approval.
No “Evergreen” Provisions
The 2025 Plan authorizes the issuance of a fixed number of shares of common stock. Stockholder approval will be required before any additional shares can be authorized for issuance under the 2025 Plan.

Forfeiture and Clawback Protections	Awards are subject to forfeiture and recoupment as provided under any Company-adopted clawback policy, the 2025 Plan and related award terms, and any law imposing mandatory, clawback or recoupment.

Summary of the 2025 Plan

The following summary describes the material features of the 2025 Plan.

The 2025 Plan will be administered by our Compensation Committee; provided, however, that at the discretion of the Board, the 2025 Plan may be administered by the Board. Employees (including officers) and non-employee directors of the Company and our affiliates will be eligible to receive awards under the 2025 Plan based on the discretion of the Compensation Committee and its designees. As of March 10, 2025, if the 2025 Plan had been in effect, approximately 300 of the Company’s and its subsidiaries’ employees and 10 of the Company’s non-employee directors would have been eligible to participate in the 2025 Plan in connection with their provision of services to the Company.

In connection with the Board’s consideration of the 2025 Plan, the Board reviewed leading proxy advisory firms’ policies on equity-based compensation plans, the importance of long-term incentives in supporting the key objectives of the Company’s equity and incentive compensation programs, and the overall dilution and value of the 2025 Plan as described above.

The 2025 Plan provides for the following award types: stock option rights, appreciation rights, restricted stock, RSUs, cash incentives, performance shares, performance units and other awards.

Eligible Participants

Under the 2025 Plan, the Compensation Committee may grant awards to the following persons providing services to the Company: (i) non-employee directors or (ii) officers or other employees of the Company or any subsidiary, including, in each case, a person who has agreed to commence serving in such capacity within 90 days of the date of grant.

Certain Limitations on Awards

Under the 2025 Plan, the aggregate number of shares of common stock relating to incentive stock options (as defined in the 2025 Plan) may not exceed 14,000,000 shares of common stock.

Notwithstanding anything in the 2025 Plan to the contrary, no non-employee director may be granted, in any one calendar year, aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured as of the grant date, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $900,000.

Except to the extent provided in the 2025 Plan, no award will be transferable by the participant, except by will or the laws of descent and distribution.

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Minimum Vesting/Performance Period

Awards granted under the 2025 Plan (other than cash-based awards) will either be subject to a minimum vesting or minimum performance period of one year; provided, that the following awards will not be subject to the foregoing minimum vesting or minimum performance period requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to a corporate transaction; (ii) shares of common stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders; and (iv) additional awards the Compensation Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the 2025 Plan (subject to adjustment as described below). However, nothing in the 2025 Plan will preclude the Compensation Committee, in its sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the 2025 Plan upon certain events, including, without limitation, in connection with or following a participant’s death, disability, retirement, or termination of service or a change in control, or (ii) exercising its authority under the 2025 Plan at any time following the grant of an award.

Stock Option Rights

Stock option rights granted under the 2025 Plan may be either incentive stock options or non-qualified stock options (or a combination of the foregoing). Incentive stock options may only be granted to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of the Company’s common stock on the date of grant. Each stock option will specify the vesting schedule, including any applicable management objectives, and the option term may not extend for more than ten years after the date of grant.

Appreciation Rights

Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Each appreciation right will specify the vesting schedule, including any applicable management objectives, and the term of an appreciation right may not extend more than ten years from the date of grant. An appreciation right may be paid in cash, shares of the Company’s common stock or any combination thereof.

Restricted Stock

Restricted stock constitutes the immediate transfer of ownership of shares of the Company’s common stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend, and other ownership rights, but subject to a substantial risk of forfeiture and restrictions on transfer for a period of time.

Restricted Stock Units

RSUs awarded under the 2025 Plan constitute an agreement by the Company to deliver shares of the Company’s common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of the Company’s common stock underlying the RSUs.

Cash Incentive Awards, Performance Shares and Performance Units

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2025 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of the Company’s common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
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These awards become payable to participants upon the achievement of specified management objectives, and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant will specify the management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid by the Company in cash, shares of the Company’s common stock, restricted stock, RSUs, or any combination thereof.

The management objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Compensation Committee, stock option rights, appreciation rights, restricted stock, RSUs, dividend equivalents or other awards pursuant to the 2025 Plan) may include (but are not limited to) the following (including ratios or other relationships between one or more, or a combination of such objectives and which objectives may relate to the Company or any subsidiary, including, without limitation, any business unit/segment, division, department, or function within the Company or any subsidiary and be calculated and determined as approved by Compensation Committee): cash flow (including, without limitation, proportional cash flow); cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; growth in operations; new business initiatives and products; delivery performance; safety (including record and/or performance); stock price; return on equity; total and relative stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; environmental and social measures, including talent retention and development; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

The Compensation Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Dividends and Dividend Equivalents

No dividends or dividend equivalents may be paid with respect to stock option rights or appreciation rights. While dividends and dividend equivalents may be provided for in the case of other types of awards, such dividends or dividend equivalents will be subject to the same restrictions on vesting, payment or otherwise as the underlying award.

Other Awards

Other awards may also be granted under the 2025 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or factors that may influence the value of such shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 2025 Plan. The grant of other awards in lieu of obligations of the Company or a subsidiary will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Adjustments; Change in Control

The Compensation Committee shall make or provide for such adjustments in the number of and kind of shares of common stock covered by outstanding awards granted under the 2025 Plan, in the exercise price and base price provided in outstanding stock option rights and appreciation rights, respectively, in cash incentive awards, and in other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee may provide in substitution for any or all outstanding awards under the
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2025 Plan such alternative consideration (including cash), in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

Amendment and Termination

The Board, generally, may amend the 2025 Plan at any time and from time to time in whole or in part. However, if any amendment (i) would materially increase the number of securities which may be issued under the 2025 Plan, (ii) would materially modify the requirements for participation in the 2025 Plan, or (iii) must otherwise be approved by the Company’s stockholders in order to comply with applicable law or the NYSE listing requirements, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Subject to the terms of the 2025 Plan, the Compensation Committee may amend the terms of any award, prospectively or retroactively. Except as otherwise provided in the 2025 Plan, no such amendment will materially impair the rights of any participant without his or her consent. Further, if permitted by Section 409A of the Code, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such stock option right, appreciation right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2025 Plan at any time. Termination of the 2025 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

No Repricing

Except in connection with a corporate transaction or event described in the 2025 Plan or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock option rights or the base price of outstanding appreciation rights, or cancel outstanding “underwater” stock option rights or appreciation rights (including following a participant’s voluntary surrender of “underwater” stock option rights or appreciation rights) in exchange for cash, other awards or stock option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original stock option rights or exercise price of the original appreciation rights, as applicable, without stockholder approval.

Clawback

Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee in accordance with (i) any Company clawback or recoupment policy, including The AES Corporation Amended and Restated Compensation Recoupment Policy (as may be further amended and restated from time to time, the “Clawback Policy”), and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the 2025 Plan, the participants consent to be bound by the terms of the Clawback Policy, if applicable.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences under the 2025 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2025 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

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Tax Consequences to Participants

Non-qualified Stock Option Rights. No income will be recognized by an optionee at the time a non-qualified stock option is granted. At the time of exercise of a non-qualified stock option, ordinary income generally will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Cash Incentive Awards, Performance Shares and Performance Units. No income generally will be recognized upon the grant of cash incentive awards, performance shares, or performance units. Upon payment in respect of the earn-out of cash incentive awards, performance shares, or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain compensation paid to certain executive officers under Section 162(m) of the Code.
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Equity Compensation Plan Information

The following table presents the number of securities authorized for issuance as of December 31, 2024.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[1]	5,788,469[2]	$12.50	9,254,667
Equity compensation plans not approved by security holders	—	—	—
Total	5,788,469	$12.50	9,254,667

1 The following equity compensation plans have been approved by The AES Corporation's Stockholders:
a.The AES Corporation 2003 Long Term Compensation Plan was adopted in 2003 and provided for 17,000,000 shares authorized for issuance thereunder. In 2008, an amendment to the Plan to provide an additional 12,000,000 shares was approved by AES' stockholders, bringing the total authorized shares to 29,000,000. In 2010, an additional amendment to the Plan to provide an additional 9,000,000 shares was approved by AES' stockholders, bringing the total authorized shares to 38,000,000. In 2015, an additional amendment to the Plan to provide an additional 7,750,000 shares was approved by AES' stockholders, bringing the total authorized shares to 45,750,000. The weighted average exercise price of Options outstanding under this plan included in Column (b) is $12.50 (excluding PSUs, RSUs and Director deferred stock units), with 9,254,667 shares available for future issuance.
b.The AES Corporation Second Amended and Restated Deferred Compensation Plan for directors (“Prior Director Plan”) provided for 2,000,000 shares authorized for issuance. Column (b) excludes the Director deferred stock units granted thereunder. In conjunction with the 2010 amendment to the 2003 Long Term Compensation Plan, ongoing award issuance from this plan was discontinued in 2010 as future Director deferred stock units would be granted under the 2003 Long Term Compensation Plan. Any remaining shares under the Prior Director Plan, which are not reserved for issuance under outstanding awards, are not available for future issuance and the right to grant such shares terminated in 2010 (as a result, 105,341 shares under the Prior Director Plan are not included in Column (c) above).
2 Includes 4,165,134 (of which 558,954 are vested and 3,606,180 are unvested) shares underlying PSU and RSU awards (assuming 2022 and 2023 PSUs at maximum performance and the 2024 PSUs at target performance and the 2022, 2023, and 2024 RSUs assumed at target), 1,504,284 shares underlying Director stock unit awards, and 119,051 shares issuable upon the exercise of Option grants, for an aggregate number of 5,788,469 shares.

The Board recommends that the Stockholders approve and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the Stockholders of the Company hereby adopt The AES Corporation 2025 Equity and Incentive Compensation Plan as described herein and provided in its entirety in Appendix B.”

The Board Recommends a Vote FOR the Approval of The AES Corporation 2025 Equity and Incentive Compensation Plan

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Proposal 5: If Properly Presented, to Vote on a Non-Binding Stockholder Proposal to Amend the Company Policy on Recoupment of Incentive Pay

The Company has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 intends to present the following proposal at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 250 shares of the Company’s Common Stock. The Board and the Company accept no responsibility for the proposal and supporting statement. As required by SEC rules, the proposal and supporting statement are printed verbatim below. A Stockholder submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. The Stockholder proposal follows.

Proposal 5 - Improve Clawback Policy for Unearned Executive Pay

Shareholders ask the Board of Directors to amend the Company Policy on recoupment of incentive pay to apply to the each Named Executive Officer and to state that conduct or negligence - not merely misconduct - shall trigger mandatory application of that policy. Also the Board shall report to shareholders in each annual meeting proxy the results of any deliberations regarding the policy, including the Board's reasons for not applying the policy after specific deliberations conclude, about whether or not to cancel or seek recoupment of unearned compensation paid, granted or awarded to NEOs under this policy.

This improved clawback policy shall at least be included in the Governess Guidelines of the Company or similar document and be easily accessible on the Company website.

The current Clawback Policy is clearly incomplete and can be difficult for shareholders to access. The AES executive pay governance score is 9 with 10 being the worse possible score.

Wells Fargo offers a prime example of why AES needs a stronger policy. After 2016 Congressional hearings, Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices. The Wells Fargo's board then moved to claw back $136 million from 2 top executives. Wells Fargo unfortunately concluded that the CEO had only turned a blind eye to the practice of opening fraudulent accounts and thus failed to attempt any clawback.

Please vote yes:

Improve Clawback Policy for Unearned Executive Pay - Proposal 5

The Board’s and Management’s Statement in Opposition

The Board and Management Recommend that Stockholders Vote Against this Stockholder Proposal.

The Proposal Is Unnecessary; Requests A More Restrictive Clawback Policy Than AES’ Current Compensation Recoupment Policy.

The Compensation Committee of the Board of Directors (the “Board”) of The AES Corporation (“AES” or the “Company”) adopted the Amended and Restated Compensation Recoupment Policy, effective October 6, 2023 (the “AES Recoupment Policy”), to provide for the recovery of certain incentive compensation erroneously awarded to our executive officers in the event of an accounting restatement.

•No Misconduct Required under the AES Recoupment Policy. The proposal incorrectly states that the AES Recoupment Policy requires misconduct by executive officers to trigger AES’ right to recover applicable incentive compensation and that the policy should be amended to lower this standard to negligence. The AES Recoupment Policy does not include any conduct standard, misconduct or negligence, for AES to recoup applicable incentive compensation (i.e., if it is determined that certain incentive compensation was erroneously awarded following an
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accounting restatement, AES will recover it from the executive officers regardless of misconduct, negligence or any other conduct of the executive officers associated with such restatement).

•The AES Recoupment Policy Applies to All Executive Officers. The proposal calls for an amendment to the Recoupment Policy to apply to each named executive officer. The AES Recoupment Policy already applies to all executive officers, not only a subset of those officers who are named executive officers for proxy statement reporting purposes. The proposal requests an amendment to the AES Recoupment Policy that would narrow, not expand, the group of executive officers subject to the AES Recoupment Policy.

The Proposal is Unnecessary; the Recoupment Policy and SEC Disclosure Rules Already Require AES to Report on Deliberations and Actions Taken under the AES Recoupment Policy.

The proposal calls for the Board to report to stockholders in each annual meeting proxy statement the results of any deliberations regarding the AES Recoupment Policy, including the reasons for not applying it and seeking recoupment. Item 402(w) of SEC Regulation S-K (“Item 402(w)”) already requires AES to provide detailed disclosure in its annual meeting proxy statements if at any time during or after the last completed fiscal year, the Company was required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to the AES Recoupment Policy. Item 402(w) requires AES, among other detailed disclosures, to disclose if recovery would be impracticable for any executive officer, including the amount of recovery forgone and a description of the reason AES decided not to pursue recovery. Item 402(w) also mandates disclosure, if at any time during the last completed fiscal year, the Company was required to prepare an accounting restatement and AES concluded that recovery of erroneously awarded compensation was not required pursuant to the AES Recoupment Policy, to explain why application of the AES Recoupment Policy resulted in this conclusion. In addition, the rules applicable to AES’ Annual Report on Form 10-K (filed by AES after each completed fiscal year) require AES to disclose on the cover page whether the financial statements included in the filing reflect a correction of an error to previously issued financial statements and, if so, whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the executive officers under the applicable SEC rule. The SEC disclosure rules already require AES to make the disclosures called for by the proposal and, in fact, mandate more detailed disclosures than those requested by the proposal.

In recognition of these required and detailed SEC disclosures, the AES Recoupment Policy expressly states that any recovery of applicable incentive compensation will be disclosed in the Company’s filings as required by the securities laws.

The AES Recoupment Policy is publicly available as an exhibit to AES’ Annual Reports on Form 10-K and may be accessed by any stockholder at the SEC’s website (www.sec.gov) or at AES’ website (www.aes.com).

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AES’ Incentive Arrangements Already Provide for Forfeiture in the Event of Many Types of Problematic Employee Conduct, Including Misconduct.

In addition to the AES Recoupment Policy, our long-term compensation arrangements (including our long-term compensation plan that governs awards of restricted stock units, performance stock units and performance cash units) provide that awards held by executive officers and other employees will automatically be forfeited in full and canceled by the Company in the event such persons are terminated for “cause1,” which is defined to include dishonesty; insubordination; continued and repeated failure to perform assigned duties; and violation of the Company’s policies, among others (as more fully detailed in the footnote). Coupled with the AES Recoupment Policy, these award terms provide the Company with multiple levers by which to effect a forfeiture or clawback of employee awards that, in some circumstances, do not even require any conduct standard, such as negligence, which is requested by the proposal.

In short, the proposal calls for amendments to the Recoupment Policy that are unnecessary, duplicative and run contrary to the interests of our stockholders.

THE BOARD AND MANAGEMENT RECOMMEND A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

The Board Recommends a Vote AGAINST This Stockholder Proposal

1 The AES Corporation 2003 Long-Term Incentive Compensation Plan (As Amended and Restated on October 10, 2023) defines “cause” to mean the following: “dishonesty; insubordination; continued and repeated failure to perform assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory performance; failing to make a good faith effort to bring unsatisfactory performance to an acceptable level; violation of the Company’s policies, procedures, rules or recognized standards of behavior; misconduct related to the Employee’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the [e]mployee of his or her duties or obligations to the Company.”
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IMPORTANT INFORMATION ABOUT AES’ VIRTUAL ANNUAL MEETING

AES’ Annual Meeting will be conducted online only, via a live webcast. If you were a holder of record on the close of business on March 10, 2025, you are entitled to participate in the Annual Meeting on May 9, 2025. Below are answers to some frequently asked questions about the virtual annual meeting format.

Why did the Board decide to adopt a virtual format for the Annual Meeting?
The Board decided again to hold a virtual Annual Meeting this year to facilitate and increase Stockholder attendance and participation by providing equal meeting access to all of our Stockholders - not just those Stockholders who have the resources to travel to an in-person meeting. With a virtual format, Stockholders are able to participate in the Annual Meeting from any location in the world and our Stockholders who do not have an internet connection or computer access are able to listen to the Annual Meeting through a toll-free telephone number. We believe this virtual format better serves the needs of our diverse and global Stockholder base. A virtual meeting also provides an additional opportunity for Stockholders to communicate with the Board by submitting questions before and during the meeting through the virtual meeting portal as described below, and it eliminates many of the costs associated with hosting a physical meeting, which will benefit both our Stockholders and AES.
How can I attend and participate in the Annual Meeting?
To participate, visit meetnow.global/MRPYKUS and login with the control number included in your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
How do I register to attend the Annual Meeting?
If you are a registered Stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting. Please follow the instructions on the Notice.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting.

To register to attend the Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your AES holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, on May 6, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare:

By email:     Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:     Computershare
        AES Legal Proxy
        P.O. Box 43101
        Providence, RI 02940-3001
When can I join the virtual Annual Meeting?
You may log into the Annual Meeting platform beginning at 9:45 a.m. EDT on May 9, 2025. The Annual Meeting will begin promptly at 10:00 a.m. EDT. We encourage you to access the Annual Meeting prior to the start time.
How can I ask questions and vote?
We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting www.envisionreports.com/aes. If you wish to submit a question before or during the Annual Meeting, then beginning at 9:45 a.m. EDT on May 9, 2025 you may log in to meetnow.global/MRPYKUS with your control number. Once past the login screen, click on the “Q & A” icon at the top right of the screen to submit your question. Stockholders may also vote
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during the Annual Meeting by visiting meetnow.global/MRPYKUS and selecting the “Vote” icon located in the top right of the page. Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Answers to any questions posed that cannot be answered during the Annual Meeting due to time constraints will be posted on our website as described below.
What if I lose my control number?
You will be able to log in as a guest. To view the Annual Meeting webcast, visit meetnow.global/MRPYKUS and register as a guest. However, if you log in as a guest, you will not be able to vote your shares or submit questions during the Annual Meeting.
What if I don’t have internet access?
Please call (USA & Canada - Toll-Free) (800) 715-9871 and use the Conference ID 7838878 to listen to the Annual Meeting via telephone. If you participate via telephone, you will not be able to vote your shares or ask questions during the Annual Meeting.
What if I have technical or logistical difficulties?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the following numbers for assistance: USA & Canada (888)-724-2416, International +1-(781)-575-2748. Technical support will be available starting at 9:00 a.m. EDT on May 9, 2025.
Where can I find additional information?
Additional information regarding the ability of Stockholders to ask questions during the Annual Meeting, related rules of conduct, and procedures for posting appropriate questions received during the Annual Meeting will be available at meetnow.global/MRPYKUS two weeks prior to the Annual Meeting. Similarly, matters addressing technical and logistical issues, including accessing the Annual Meeting’s virtual meeting platform, will be available on our investor relations page one week prior to the Annual Meeting at https://www.aes.com/investors/.
What if I have additional questions?
You may contact AES Investor Relations at invest@aes.com or call (703) 682-6399.

Our Commitment to Transparency
If there are questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting, management will post answers to such questions on the Investor Relations page of the Company’s website (https://www.aes.com/investors). The questions and answers and a replay of the Annual Meeting will be available as soon as practicable after the Annual Meeting and will remain available for two weeks after posting.

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QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING
What is the record date?
The record date for the Annual Meeting is March 10, 2025. The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Each share of common stock is entitled to one vote.
How does a Stockholder submit a vote on a proposal?
A Stockholder may vote via the internet prior to or during the Annual Meeting. A Stockholder may also vote by telephone or by marking, signing, dating and returning a Proxy Card to Computershare, PO Box 43101, Providence, RI 02940-3101 by 11:59 PM EDT on May 8, 2025 (other than Indianapolis Power & Light Co Employees Thrift Plan or The AES Corporation Retirement Savings Plan participants). Instructions on how to vote by phone or via the internet are set forth in the Notice or Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth in the voting instruction card provided by your broker or other intermediary.

How can Plan Participants Vote?

If you participate in the Indianapolis Power & Light Co Employees Thrift Plan or The AES Corporation Retirement Savings Plan, you may give voting instructions for the number of shares of common stock you hold in the plan as of the Record Date. You may provide voting instructions to the trustee for such plans by voting online, by telephone or by completing and returning a proxy card if you received one. The trustee will vote your shares in accordance with your duly executed instructions received by 11:59 pm EDT on May 6, 2025 for shares held in such plans. The trustee will not vote shares for which participants have not provided specific instruction.
What are the approval requirements?
If a proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth below. Each share of common stock is entitled to one vote on each proposal contained herein.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors, the approval, on an advisory basis, of the Company’s executive compensation, the approval of The AES Corporation 2025 Equity and Incentive Compensation Plan, and if properly presented, the approval of a non-binding stockholder proposal to amend the Company policy on recoupment of incentive pay. However, brokers may vote their clients’ shares on “routine” proposals such as the proposal to ratify the appointment of EY as the independent auditor of the Company for fiscal year 2025. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

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Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions and Broker Non-Votes
(1) Election of Directors	“FOR” “AGAINST, or “ABSTAIN” on each nominee	“FOR” each nominee	Majority of votes cast for such nominee	None
(2) Approval, on an Advisory Basis, of the Company’s Executive Compensation	"FOR,” “AGAINST,” or “ABSTAIN”	“FOR”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Broker non-votes have no effect.
(3) Ratification of the Appointment of Ernst & Young LLP as the Independent Auditor of the Company for Fiscal Year 2025	"FOR,” “AGAINST,” or “ABSTAIN”	“FOR”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Brokers have discretion to vote.
(4) Approval of The AES Corporation 2025 Equity and Incentive Compensation Plan	"FOR,” “AGAINST,” or “ABSTAIN”	“FOR”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Broker non-votes have no effect.
(5) Stockholder Proposal to Amend the Company Policy on Recoupment of Incentive Pay	"FOR,” “AGAINST,” or “ABSTAIN”	“AGAINST”	Majority of shares of common stock present in person or represented by proxy and entitled to vote	Abstentions are treated as votes “AGAINST.” Broker non-votes have no effect.

What constitutes a quorum?
Under our By-Laws, the presence, in person (including virtually) or represented by proxy, of the holders of a majority of the issued and outstanding shares of our Common Stock entitled to vote at the Annual Meeting will constitute a quorum, except as otherwise provided by law or by the Charter. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.
May a Stockholder change or revoke a vote?
Stockholders are entitled to revoke their Proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed proxy bearing a later date than the original submitted proxy, submit voting instructions again by telephone or via the internet, or participate in the Annual Meeting and vote online during the Annual Meeting. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares during the meeting.
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Are voting records confidential?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
How does the Company solicit proxies?
The Company will solicit Proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of Proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting Proxies from Stockholders and we will pay a collective fee estimated at $18,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our Common Stock.
How may a Stockholder submit future Stockholder proposals?
SEC rules permit Stockholders to submit proposals for inclusion in the Company’s proxy statement if the Stockholder and proposal meet the requirements specified in Rule 14a-8 of the Exchange Act.
•Where to send Stockholder proposals. A Stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) must comply with the requirements of Rule 14a-8 of the Exchange Act and be submitted in writing by notice delivered to the Office of the Corporate Secretary, located at The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Deadline for Stockholder proposals. Stockholder proposals submitted pursuant to Rule 14a-8 must be received at our principal executive offices at least 120 days before the anniversary of the release of the prior year’s proxy material (i.e., by November 19, 2025), unless the date of our 2026 Annual Meeting is changed by more than 30 days from May 9, 2026 (the one-year anniversary date of the Annual Meeting), in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.
•Information to include in Stockholder proposals. Stockholder proposals must conform to and set forth the specific information required by Rule 14a-8 of the Exchange Act.
Our By-Laws establish certain requirements for proposals a Stockholder wishes to present at the 2026 Annual Meeting other than pursuant to Rule 14a-8. If the proposal is not being submitted pursuant to Rule 14a-8, the proposal must be written and delivered to the Office of the Corporate Secretary at the address set forth above by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no later than February 8, 2026 and no earlier than January 9, 2026 for the 2026 Annual Meeting); provided, however, that in the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary date of the 2025 Annual Meeting, or if no such meeting was held, notice by the Stockholder, to be timely, must be delivered at the address set forth above not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting, or the 10th day following the day on which public announcement (as defined in Section 2.15(E) of the By-Laws) of the date of such annual meeting is first made by the Company. In no event shall adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. As described in Sections 2.15(B) and 2.16 of our By-Laws, the notice must contain certain information, including, without limitation, (1) a brief description of the business proposed to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) the reasons why such stockholder or any other Proposing Person (as defined in the By-Laws) believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders, and (5) any other information relating to such business that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with the solicitations of proxies in support of the business proposed to be brought before the meeting.
How may a Stockholder nominate a Director?

Our By-Laws set forth the procedures for Stockholder nominations of Directors.

•Stockholder nomination of Directors. As described in Section 9.01 of our By-Laws, nominations of persons eligible for election to the Board may be made at any annual meeting of Stockholders or at any special meeting of
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Stockholders called for the purpose of electing Directors by any Stockholder of the Company present in person who is a stockholder of record at the time of giving of the notice, on the record date(s) for the determination of stockholder entitled to notice of and to vote at the meeting, and at the time of the meeting, and who is entitled to vote at such meeting, who provides the required notice in accordance with Section 9.01 of our By-Laws, and who nominates a number of nominees that does not exceed the number of Directors that will be elected at the meeting.
•Timing for notice (other than proxy access procedures). The notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below, and if applicable, a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees) must be given, either by personal delivery or by United States mail, postage prepaid, in proper written form to the Office of the Corporate Secretary at the address set forth above (a) with respect to an election to be held at an annual meeting of Stockholders, generally not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (as described above) and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors (other than a Stockholder Requested Special Meeting, as such term is defined in the By-Laws), the close of business (as defined in the By-Laws) on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement (as defined in Section 2.15(E) of the Company’s By-Laws) of such meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods prescribed for delivery of notice under Section 2.15(B) of the By-Laws.
How may a Stockholders submit a Director nominee to be included in the Company’s Proxy Statement and Form of Proxy (Proxy Access)?

The Company will include in its proxy statement and on its form of proxy the name of a Director nominee submitted pursuant to Section 9.02 of the By-Laws by an “Eligible Stockholder” who provides the information and satisfies the other provisions of the Company’s proxy access By-Laws. To qualify as an “Eligible Stockholder,” a Stockholder or a group of no more than 20 Stockholders must have continuously owned, for at least three years as of the date of the Stockholder Notice (as defined in the By-Laws), at least three percent (3%) of the outstanding shares of the Company entitled to vote in the election of directors as of the date of the Stockholder Notice (the “Required Shares”) and thereafter continue to own the Required Shares through such annual meeting.

•Deadline for notice. The Stockholder notice must be delivered to the Office of the Corporate Secretary no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the preceding year’s annual meeting (no earlier than December 10, 2025 and no later than January 9, 2026 for the 2026 Annual Meeting). In the event the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder notice as described above.
•Other conditions. The ability to include proxy access nominees in the Company’s proxy materials is subject to a number of other requirements, conditions and limitations that are set forth in the By-Laws.
The chairperson of the annual meeting may refuse to acknowledge the introduction of any Stockholder proposal or Director nomination not made in compliance with the foregoing procedures.
What is Householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more Stockholders sharing the same address by delivering a single copy of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement, Annual Report and Notice to multiple Stockholders sharing an address
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unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until we or the broker are otherwise notified or until the Stockholder revokes such consent. If, at any time, such Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares as provided in the next paragraph.

Any registered owner who has received a single copy of the Proxy Statement, AES Form 10-K or Notice at a shared address can request to receive a separate copy of the Proxy Statement, AES Form 10-K or Notice for the Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, mail or e-mail by following the instructions below. Please note you must include your 15-digit control number when requesting a copy of the materials. To facilitate timely delivery, all requests for a paper copy of the materials must be received by April 29, 2025.

•Internet - Go to www.envisionreports.com/aes. Click “Cast Your Vote or Request Materials.”
•Phone - Call Computershare at (866) 641-4276.
•Mail - Address a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
•Email - Send an email to investorvote@computershare.com with “Proxy Materials The AES Corporation” in the subject line. Include your full name and address, plus your 15-digit control number, and state that you want a paper copy of the Annual Meeting materials.

If you are receiving more than one copy of this Proxy Statement, the AES Form 10-K or the Notice at a single address and would like to participate in householding in the future, please contact us using one of the methods noted above.
How can I receive an additional copy of the Annual Report on Form 10-K?
Any Stockholder who desires an additional copy of the AES Form 10-K (including the financial statements and financial schedules) filed on March 11, 2025 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy of the AES Form 10-K by visiting the Company’s website at https://www.aes.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who beneficially own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this Proxy Statement any known late filings or failures to file. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to those officers, Directors and 10% Stockholders were satisfied, except that (i) one Form 4 filing reporting one transaction for Stephen Coughlin relating to tax withholding in connection with the vesting and settlement of RSUs was filed late on February 26, 2024; (ii) one Form 4 filing reporting one transaction for Ricardo Falu relating to tax withholding in connection with the vesting and settlement of RSUs was filed late on February 26, 2024; and (iii) one Form 4 filing reporting three transactions for Ricardo Falu relating to open market purchases was filed late on April 15, 2024, in each case, due to administrative errors.

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Appendix A: Non-GAAP Measures

In this CD&A, we reference certain Non-GAAP measures, including Adjusted Earnings Per Share (Adjusted EPS), Adjusted Earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) and Cumulative Parent Free Cash Flow (Parent FCF), which are reconciled to the nearest GAAP measures in the following tables.

Adjusted EPS

We define Adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses pertaining to derivative transactions, equity securities, and financial assets and liabilities measured using the fair value option; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits and costs associated with dispositions and acquisitions of business interests, including early plant closures, the tax impact from the repatriation of sales proceeds, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; and (e) gains, losses and costs due to the early retirement of debt or troubled debt restructuring.

The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. We believe that Adjusted EPS better reflects the underlying business performance of the Company and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses pertaining to derivative transactions, equity securities, or financial assets and liabilities remeasurement, unrealized foreign currency gains or losses, losses due to impairments, and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted EPS should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

Reconciliation of Adjusted EPS

Year Ended Dec. 31, 2024
Diluted Earnings Per Share From Continuing Operations	$2.37
Unrealized derivative and equity security (gains) losses [1]	$(0.13)
Unrealized foreign currency losses	$0.02
Disposition/acquisition gains [2]	$(0.45)
Impairment losses [3]	$0.39
Loss on extinguishment of debt [4]	$0.09
Less: Net income tax benefit [5]	$(0.15)
Adjusted EPS	$2.14

1 Amount primarily relates to unrealized gains on cross currency swaps in Brazil of $39 million, or $0.05 per share, unrealized gains on commodity derivatives at AES Clean Energy of $38 million, or $0.05 per share, and net unrealized derivative gains at the Energy Infrastructure SBU of $25 million, or $0.04 per share.

2 Amount primarily relates to gain on sale of AES Brasil of $312 million or $0.44 per share, a gain on dilution of ownership in Uplight due to its acquisition of AutoGrid of $53 million, or $0.07 per share, and realized gains on cross currency swaps hedging the AES Brasil sale proceeds of $34 million, or $0.05 per share; partially offset by day-one losses at commencement of sales-type leases at AES Renewable Holdings of $63 million, or $0.09 per share, and loss on partial sale of our ownership interest in Amman East and IPP4 in Jordan of $10 million, or $0.01 per share.

3 Amount primarily relates to impairments at Ventanas of $125 million, or $0.18 per share, at AES Clean Energy Development projects of $70 million, or $0.10 per share, at Brazil of $38 million, or $0.05 per share, and at Mong Duong of $32 million, or $0.04 per share.

4 Amount primarily relates to losses incurred at AES Andes due to early retirement of debt of $29 million, or $0.04 per share, and costs incurred due to troubled debt restructuring at Puerto Rico of $20 million, or $0.03 per share.

5 Amount primarily relates to income tax benefits associated with the impairment and tax over book investment basis difference related to AES Ventanas of $68 million, or $0.09 per share, the sale of AES Brasil of $18 million, or $0.02 per share, the impairment at AES Clean Energy Development projects of $16 million, or $0.02 per share, and the day-one sales-type lease loss at AES Renewable Holdings of $13 million, or $0.02 per share.
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Adjusted EBITDA

We define EBITDA as earnings before interest income and expense, taxes, depreciation, amortization, and accretion of AROs. We define Adjusted EBITDA as EBITDA adjusted for the impact of Non-Controlling Interest (NCI) and interest, taxes, depreciation, amortization, and accretion of AROs of our equity affiliates, adding back interest income recognized under service concession arrangements, and excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses pertaining to derivative transactions, equity securities, and financial assets and liabilities measured using the fair value option; (b) unrealized foreign currency gains or losses; (c) gains, losses, benefits, and costs associated with dispositions and acquisitions of business interests, including early plant closures, and gains and losses recognized at commencement of sales-type leases; (d) losses due to impairments; and (e) gains, losses, and costs due to the early retirement of debt or troubled debt restructuring.

In addition to the revenue and cost of sales reflected in Operating Margin, Adjusted EBITDA includes the other components of our Consolidated Statement of Operations, such as general and administrative expenses in Corporate and Other as well as business development costs, other expense and other income, realized foreign currency transaction gains and losses, and net equity in earnings of affiliates.

The GAAP measure most comparable to Adjusted EBITDA is Net income. We believe that Adjusted EBITDA better reflects the underlying business performance of the Company. Adjusted EBITDA is the most relevant measure considered in the Company’s internal evaluation of the financial performance of its segments. Factors in this determination include the variability due to unrealized gains or losses pertaining to derivative transactions, equity securities, or financial assets and liabilities remeasurement, unrealized foreign currency gains or losses, losses due to impairments, strategic decisions to dispose of or acquire business interests or retire debt, and the variability of allocations of earnings to tax equity investors, which affect results in a given period or periods. In addition, each of these metrics represent the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Given its large number of businesses and overall complexity, the Company concluded that Adjusted EBITDA is a more transparent measure than Net income that better assists investors in determining which businesses have the greatest impact on the Company’s results.

Adjusted EBITDA should not be construed as an alternative to Net income, which is determined in accordance with GAAP.

Reconciliation of Adjusted EBITDA

$ in Millions	Year Ended Dec. 31, 2024
Net Income (loss)	$802
Income tax expense	$59
Interest expense	$1,485
Interest income	($381)
Depreciation, amortization, and accretion of AROs	$1,264

EBITDA	$3,229
Less: (Income) loss from discontinued operations	$7
Less: Adjustment for noncontrolling interests and redeemable stock subsidiaries[1]	($734)
Less: Income tax expense (benefit), interest expense (income) and depreciation, amortization, and accretion of AROs from equity affiliates	$136
Interest income recognized under service concession arrangements	$65
Unrealized derivative and equity securities losses	($94)
Unrealized foreign currency losses	$16
Disposition/acquisition losses (gains)	($323)
Impairment losses	$280
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Loss of extinguishment of debt	$57
Adjusted EBITDA[1]	$2,639
1 The allocation of earnings and losses to tax equity investors from both consolidated entities and equity affiliates is removed from Adjusted EBITDA. NCI also excludes amounts allocated to preferred shareholders during the construction phase before a project becomes operational, as this is akin to a financing arrangement.

Parent Free Cash Flow

Reconciliation of Parent Free Cash Flow1

$ in Millions	Year Ended Dec. 31, 2024	Three Years 2022 - 2024
Net Cash Provided by Operating Activities at the Parent Company [2]	$731	$1,773
Subsidiary Distributions to QHCs Excluded from Schedule 1 [3]	$233	$737
Subsidiary Distributions Classified in Investing Activities [4]	$344	$889
Parent-Funded SBU Overheard and Other Expenses Classified in Investing Activities [5]	($200)	($380)
Other	($1)	($3)
Parent Free Cash Flow [1]	$1,107	$3,016

1 Parent Free Cash Flow (a non-GAAP financial measure that was used as a performance metric for both the 2024 Performance Incentive Plan awards and the 2022 Performance Stock Unit awards) should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with U.S. GAAP. Parent Free Cash Flow is the primary, recurring source of cash that is available for use by the Parent Company. Parent Free Cash Flow is equal to Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Management uses Parent Free Cash Flow to determine the cash available to pay dividends, repay recourse debt, make equity investments, fund share buybacks, pay Parent Company hedging costs and make foreign exchange settlements. We believe that Parent Free Cash Flow is useful to investors because it better reflects the Parent Company’s cash available to make growth investments, pay shareholder dividends, and make principal payments on recourse debt. Factors in this determination include availability of subsidiary distributions to the Parent Company and the Company’s investment plan.
Parent Free Cash Flow was also calculated from AES’ financial statements as described herein for each of 2020, 2021, 2022, and 2023.
2 Refer to Net Cash Provided by Operating Activities at the Parent Company as reported at Part IV—Item 15—Schedule 1 - Condensed Financial Information of Registrant included in the Company’s most recent filed 10-K with the SEC.
3Subsidiary distributions received by Qualified Holding Companies ("QHCs") excluded from Schedule 1. Subsidiary Distributions should not be construed as an alternative to Consolidated Net Cash Provided by Operating Activities, which is determined in accordance with US GAAP. Subsidiary Distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the Subsidiary Distributions and Consolidated Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.
4Subsidiary distributions that originated from the results of operations of an underlying investee but were classified as investing activities when received by the relevant holding company included in Schedule 1.
5Net cash payments for parent-funded SBU overhead, business development, taxes, transaction costs, and capitalized interest that are classified as investing activities or excluded from Schedule 1.

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Appendix B: The AES Corporation 2025 Equity and Incentive Compensation Plan

1.Purpose. The purpose of this Plan is to permit grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions. As used in this Plan:
(a)“Affiliate” means (i) any Subsidiary of the Company, (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee, including any Affiliates which become such after adoption of this Plan.

(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)“Beneficial Owner” has the meaning set forth in Rule 13d-3 of the Exchange Act.

(e)“Board” means the Board of Directors of the Company.

(f)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(g)“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined in this Plan) of Persons (other than senior executive management of the Company (“Management”) on the date of the most recent approval of this Plan by the Company's stockholders or their Affiliates) shall have become the Beneficial Owner of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing sixty-five percent (65%) or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision in this Plan to the contrary, if an award is subject to Section 409A of the Code (and not excepted therefrom) and a Change in Control is a distribution event for purposes of such award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”).

(h)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(i)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board or the Compensation Committee of the Board to administer this Plan pursuant to Section 10 of this Plan.

(j)“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
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(k)“Company” means The AES Corporation, a Delaware corporation, and its successors.

(l)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)“Director” means a member of the Board.

(n)“Effective Date” means the date this Plan is approved by the Stockholders.

(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)“Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. A non-exhaustive list of the potential Management Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Management Objectives and which Management Objectives may relate to the Company or any Subsidiary, including, without limitation, any business unit/segment, division, department, or function within the Company or any Subsidiary): cash flow (including, without limitation, proportional cash flow); cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; growth in operations; new business initiatives and products; delivery performance; safety (including record and/or performance); stock price; return on equity; total and relative stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; environmental and social measures, including talent retention and development; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable. The Committee may determine, at the time the performance goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of events that occur during a performance period including, but not limited to: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in Management’s Discussion and Analysis of Financial Condition and Results of Operations or the financial statements and notes thereto appearing in the Company’s annual report for the applicable period.

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(s)“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the shares of Common Stock are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which sales occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share will be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)“Option Price” means the purchase price payable on exercise of an Option Right.

(v)“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant or (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant.

(x)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y)“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(z)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa) “Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(bb) “Plan” means The AES Corporation 2025 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(cc) “Predecessor Plan” means The AES Corporation 2003 Long Term Compensation Plan (As Amended and Restated).

(dd) “Restricted Stock” means shares of Common Stock granted pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Separation from Service” means the Participant’s death, retirement or other termination of employment with the Company (including all persons treated as a single employer under Sections 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A of the Code). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1),(2) and (3) of the Code and Treasury Regulation § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treasury Regulation § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

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(hh) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ii) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(jj) “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the Board, or other governing group having functions similar to a board of directors, as determined by the Committee.

(kk) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under this Plan and Limitations.

(a) Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards under this Plan, will not exceed in the aggregate (x) 14,000,000 shares of Common Stock plus (y) the total number of shares of Common Stock remaining available for awards under the Predecessor Plan (but not reserved for outstanding awards under the Predecessor Plan) as of the Effective Date plus (z) the shares of Common Stock that are subject to awards granted under the Predecessor Plan that are added to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(Ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b) Share Counting Rules.

(i) Except as provided in Section 21 of this Plan or in this Section 3(b), if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
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(iv) If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 14,000,000 shares of Common Stock.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $900,000.

(e) Minimum Vesting/Performance Period Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) will either be subject to a minimum vesting or minimum performance period of one year; provided, that the following awards will not be subject to the foregoing minimum vesting or minimum performance period requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 21(a) of this Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting of Stockholders; and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) of this Plan (subject to adjustment under Section 11 of this Plan). Nothing in this Section 3(e) or otherwise in this Plan, however, will preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including, without limitation, in connection with or following a Participant’s death, disability, retirement, or termination of service or a Change in Control, or (y) exercising its authority under Section 17(c) at any time following the grant of an award.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 21 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including, without
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limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 21 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

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6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Restricted Stock to Participants. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant will provide that the Restricted Stock covered by such grant will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g) Any such grant of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Restricted Stock Units to Participants. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
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(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.

(e) Each grant of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(f) Each grant of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each grant of a Cash Incentive Award, Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company. The Committee will determine the terms
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and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company (in their capacity as officers of the Company) to authorize the granting of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization to officer(s) will set forth the information required by Section 157(c) of the Delaware General Corporation Law; and (iii) the officer(s)
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will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Clawback and Recapture Provisions. Any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee of the Board in accordance with (a) any Company clawback or recoupment policy, including The AES Corporation Amended and Restated Compensation Recoupment Policy (as may be further amended and restated from time to time, the “Clawback Policy”), and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under this Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under this Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participants of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

13. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
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14. Transferability.

(a) Except as otherwise determined by the Committee, and subject to compliance with Section 16(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any award upon the death of the Participant. No award and no right under any such award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. In no case will the Committee permit any transfer to a third-party financial institution. The provisions of this paragraph shall not apply to any award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an award in accordance with the terms thereof.

(b) Where transfer is permitted, references to “Participant” will be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(c) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

15. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 15 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.

16. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of
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the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s Separation from Service, (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such Separation from Service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control will occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the number of securities which may be issued under this Plan, (ii) would materially modify the requirements for participation in this Plan, or (iii) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 or Section 21 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to
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prohibit the adjustments provided for in Section 11 of this Plan or the substitutions permitted by Section 21 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 17(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to Section 17(d) of this Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units that have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 14(c) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 17(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

19. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan will not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

20. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 20(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
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(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

21. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 21(a) or 21(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 21(a) or 21(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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Appendix C: Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change in Control” of this proxy statement:

“Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with the Company (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

“Change in Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of AES outstanding common stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.

“Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change in control, the relocation of the CEO’s principal place of employment; (C) after a change in control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and (D) after a change in control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change in control.

The definitions for other Executive Officers (aside from the CEO) participating in the Executive Severance Plan are substantially similar to those shown above, except in item (D) of “Good Reason.” The other Executive Officers are eligible to terminate their employment for “Good Reason” after a change in control if there is a material reduction to their base salary or annual incentive opportunity.

The following definition is provided in the RSRP as referred to in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change in Control” of this proxy statement:

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of the Plan to the contrary, the foregoing definition of change in control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change in control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

The following definition is provided in the 2003 Long Term Compensation Plan as referred to in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change in Control” of this proxy statement:

“Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons; (ii) a person or group (as so defined) of persons (other than Management of the Company on the date of the adoption of the Plan or their
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Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an award is subject to Section 409A (and not excepted therefrom) and a change in control is a distribution event for purposes of an award, the foregoing definition of change in control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change in control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

“Pro-Rata Bonus” means, to the extent earned and at the time bonuses are customarily paid to senior executive officers in accordance with the terms of the Performance Incentive Plan (or any successor plan), a bonus for the year in which the separation from service occurs equal to the executive’s annual bonus for such year, multiplied by a fraction, the numerator of which is the number of days during such year that the executive was employed by the Company and the denominator which is 365.

Appendix D: Annual Incentive Plan Performance Targets

As described in the Compensation Discussion and Analysis (CD&A), the following tables include details pertaining to the annual incentive plan.

Safety Details:

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Financial Details:

Growth Details:

New Business Details:

2025 Proxy Statement | 119

VOTE

Your vote matters – here's how to vote!

You may vote online, by phone or during the meeting instead of mailing this card.

Online
Go to www.envisionreports.com/aes or scan the QR code — login details are located in the shaded bar below.

During the Meeting
Go to meetnow.global/MRPYKUS.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a <u>black ink</u> pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR each Nominee listed in Proposal 1, FOR Proposals 2 - 4, and AGAINST Proposal 5.

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Gerard M. Anderson	☐	☐	☐	02 - Inderpal S. Bhandari	☐	☐	☐	03 - Janet G. Davidson	☐	☐	☐
04 - Andrés R. Gluski	☐	☐	☐	05 - Holly K. Koeppel	☐	☐	☐	06 - Julie M. Laulis	☐	☐	☐
07 - Alain Monié	☐	☐	☐	08 - John B. Morse, Jr.	☐	☐	☐	09 - Moisés Naím	☐	☐	☐
10 - Teresa M. Sebastian	☐	☐	☐	11 - Maura Shaughnessy	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

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043LYE

The 2025 Annual Meeting of Stockholders of The AES Corporation will be held on
May 9, 2025, 10:00 am EDT, virtually via the Internet at meetnow.global/MRPYKUS.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/aes

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — THE AES CORPORATION

The undersigned hereby appoints Andrés R. Gluski and Paul L. Freedman, or either of them, and any substitute or substitutes, to be the attorneys and Proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 10:00 am EDT on Friday, May 9, 2025 virtually via live broadcast as indicated above, or at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned is entitled to vote, including with all the powers which the undersigned would possess if personally present at the meeting, and at any adjournment or postponement thereof, relating to the following proposals: the election of directors (Proposal 1), the approval, on an advisory basis, of the Company's executive compensation (Proposal 2), the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal year 2025 (Proposal 3), the approval of The AES Corporation 2025 Equity and Incentive Compensation Plan (Proposal 4), and, if properly presented, to